EXHIBIT 10.1

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                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           DIRECTV LATIN AMERICA, LLC

                      A DELAWARE LIMITED LIABILITY COMPANY







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                                TABLE OF CONTENTS
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

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Article 1       DEFINITIONS...............................................................................................2

           Section 1.1         Defined Terms..............................................................................2

Article 2       FORMATION OF THE COMPANY.................................................................................17

           Section 2.1         Name......................................................................................17
           Section 2.2         Formation; Admission......................................................................17
           Section 2.3         Purpose...................................................................................18
           Section 2.4         Powers....................................................................................18
           Section 2.5         Principal Office..........................................................................18
           Section 2.6         Registered Office.........................................................................18
           Section 2.7         Registered Agent..........................................................................18
           Section 2.8         Qualifications in Other Jurisdictions.....................................................18
           Section 2.9         Term......................................................................................18
           Section 2.10        Nature of Members' Interests..............................................................18
           Section 2.11        Capacity of the Members...................................................................18
           Section 2.12        Limited Liability.........................................................................18
           Section 2.13        Non-Voting Equity.........................................................................19
           Section 2.14        Master Contribution Agreement.............................................................19

Article 3       PERCENTAGE INTERESTS.....................................................................................19

           Section 3.1         Percentage Interests of Members; Authorized Equity Interests..............................19

Article 4       CAPITAL CONTRIBUTIONS....................................................................................19

           Section 4.1         Capital Contributions.....................................................................19
           Section 4.2         Capital Contributions by Additional Members...............................................19
           Section 4.3         No Interest...............................................................................19
           Section 4.4         No Withdrawal of Capital..................................................................19
           Section 4.5         Use of Capital Contributions..............................................................20
           Section 4.6         Capital Accounts..........................................................................20
           Section 4.7         Loans by Members..........................................................................21
           Section 4.8         Loans by Third Parties....................................................................23
           Section 4.9         Additional Funding and Capital Contributions..............................................23

Article 5       MANAGEMENT OF THE COMPANY................................................................................24

           Section 5.1         Executive Committee.......................................................................24
           Section 5.2         Number of Executive Committee Members; Term of Office.....................................26
           Section 5.3         Removal...................................................................................27
           Section 5.4         Delegation of Authority...................................................................27
           Section 5.5         Compensation..............................................................................27
           Section 5.6         Special Meetings..........................................................................27
           Section 5.7         Officers..................................................................................27


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                               TABLE OF CONTENTS
                                  (CONTINUED)

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           Section 5.8         Conversion to Corporate Form..............................................................29
           Section 5.9         Approval of Programming Agreements........................................................30
           Section 5.10        Other Business............................................................................30
           Section 5.11        Exculpation and Indemnification...........................................................30
           Section 5.12        Covenant Not to Compete...................................................................31
           Section 5.13        Transactions with Affiliates..............................................................32
           Section 5.14        Expenses..................................................................................33
           Section 5.15        Telephonic Meetings.......................................................................33
           Section 5.16        Minutes of the Meetings...................................................................33
           Section 5.17        By-Laws Eliminated........................................................................33

Article 6       TRANSFERS AND ENCUMBRANCES OF LLC INTEREST...............................................................33

           Section 6.1         Transfers.................................................................................33
           Section 6.2         Encumbrances..............................................................................34
           Section 6.3         Transfers of LLC Interests and Other Equity Interests.....................................34
           Section 6.4         Tag Along Rights Prior to the First Anniversary of the Closing Date.......................37
           Section 6.5         Rights To Cause a Liquidity Event.........................................................38
           Section 6.6         Complete Sale; Qualifying IPO.............................................................41
           Section 6.7         Sky Deal..................................................................................45
           Section 6.8         Valuation Procedure.......................................................................47
           Section 6.9         Fair Market Value Determination...........................................................48

Article 7       Distributions............................................................................................49

           Section 7.1         Distribution Rights.......................................................................49
           Section 7.2         Distributions Upon Final Liquidation......................................................49
           Section 7.3         Distributions in Kind.....................................................................49
           Section 7.4         Right to Withhold.........................................................................49
           Section 7.5         Certain Non-U.S. Withholding Taxes........................................................49

Article 8       ALLOCATIONS..............................................................................................49

           Section 8.1         Timing and Amount of Allocations of Net Income and Net Loss...............................49
           Section 8.2         General Allocations.......................................................................50
           Section 8.3         Additional Allocation Provisions..........................................................51
           Section 8.4         Members' Tax Reporting....................................................................54

Article 9       BOOKS AND RECORDS........................................................................................54

           Section 9.1         Fiscal Year...............................................................................54
           Section 9.2         Books and Records.........................................................................54
           Section 9.3         Inspection................................................................................54
           Section 9.4         Accounting................................................................................54


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                               TABLE OF CONTENTS
                                  (CONTINUED)

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           Section 9.5         Statements and Reports....................................................................55
           Section 9.6         Tax Returns...............................................................................55
           Section 9.7         Tax Matters Partner.......................................................................55

Article 10      ADDITIONAL AND SUBSTITUTE MEMBERS; ASSIGNEES; ETC........................................................59

           Section 10.1        Admission of Additional Members...........................................................59
           Section 10.2        Admission of Substitute Members...........................................................60
           Section 10.3        Rights of Assignees.......................................................................60
           Section 10.4        Withdrawal of a Member....................................................................60

Article 11      DISSOLUTION AND LIQUIDATION..............................................................................61

           Section 11.1        Dissolution...............................................................................61
           Section 11.2        Winding Up................................................................................61
           Section 11.3        Effect of Dissolution.....................................................................62
           Section 11.4        No Capital Contribution Upon Dissolution..................................................62
           Section 11.5        Notice of Dissolution.....................................................................62
           Section 11.6        Reasonable Time for Winding-Up............................................................63
           Section 11.7        Special Purchase Right....................................................................63

Article 12      INDEMNIFICATION; LIABILITY...............................................................................63

           Section 12.1        Claims....................................................................................63
           Section 12.2        Conditions................................................................................63
           Section 12.3        Limitation of Liability...................................................................64
           Section 12.4        Liability of Members......................................................................64

Article 13      MISCELLANEOUS............................................................................................64

           Section 13.1        Consummation of a Liquidity Event.........................................................64
           Section 13.2        Waiver of Partition.......................................................................65
           Section 13.3        Further Assurances........................................................................65
           Section 13.4        Successors and Assigns....................................................................65
           Section 13.5        Waivers...................................................................................65
           Section 13.6        Amendments................................................................................65
           Section 13.7        Notices...................................................................................65
           Section 13.8        Governing Law.............................................................................67
           Section 13.9        Certain Rules of Construction.............................................................67
           Section 13.10       Entire Agreement..........................................................................67
           Section 13.11       Severability..............................................................................68
           Section 13.12       Counterparts..............................................................................68
           Section 13.13       No Third Party Beneficiaries..............................................................68
           Section 13.14       English Language..........................................................................68
           Section 13.15       Required Approvals........................................................................68
           Section 13.16       Dispute Resolution........................................................................68


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                               TABLE OF CONTENTS
                                  (CONTINUED)

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           Section 13.17       Consent to Jurisdiction and Service of Process............................................70
           Section 13.18       Confidentiality and Nondisclosure.........................................................71
           Section 13.19       Voting Agreements.........................................................................73
           Section 13.20       Late Payments; Interest...................................................................73
           Section 13.21       Effect on the Master Contribution Agreement...............................................73
           Section 13.22       Survival of Provisions....................................................................73

ANNEX A MEMBERS AND PERCENTAGE INTERESTS................................................................................A-1
ANNEX B EXECUTIVE COMMITTEE MEMBERS.....................................................................................B-1

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                           SECOND AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                           DIRECTV LATIN AMERICA, LLC

           This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of DIRECTV Latin America, LLC, a Delaware limited liability company (the "Company"), dated as of February 24, 2004, is entered into by and between DIRECTV LATIN AMERICA HOLDINGS, INC., a California corporation (the "Hughes Member"); HUGHES ELECTRONICS CORPORATION, a Delaware corporation ("Hughes"); and DARLENE INVESTMENTS LLC, a Cayman Islands limited liability company (the "Darlene Member"), together with any other Persons who become Members of the Company as provided herein.

                                    RECITALS

           WHEREAS, the Company originally was formed as the Predecessor Partnership pursuant to a Partnership Agreement dated as of February 13, 1995, and amended on December 14, 1995 and as of April 11, 1997;

           WHEREAS, on April 11, 1997, the Predecessor Partnership was merged with and into a Delaware limited liability company formed pursuant to that certain Limited Liability Company Agreement, dated as of April 11, 1997 (the "Original LLC Agreement");

           WHEREAS, on December 27, 2000, the parties to the Original LLC Agreement entered into an amendment and restatement of the Original LLC Agreement (the "First Amended and Restated LLC Agreement");

           WHEREAS, the Company commenced a case under chapter 11 of title 11 of the United States Code currently pending before the United States Bankruptcy Court for the District of Delaware Case No. 03-10805(PJW) (the "Chapter 11 Case");

           WHEREAS, as of April 18, 2003, Hughes and the Darlene Member entered into that certain Master Contribution Agreement (as supplemented and modified by the letter agreement dated as of October 20, 2003, between Hughes and the Darlene Member, and as otherwise amended, supplemented or otherwise modified from time to time, the "Master Contribution Agreement"), providing, among other things, for (i) the amendment of the First Amended and Restated LLC Agreement and (ii) the contribution to the Company of certain rights and property including, without limitation, equity in certain entities and rights to receive payments of certain indebtedness;


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           WHEREAS, in connection with the Chapter 11 Case and pursuant to the
Master Contribution Agreement, the Membership Interests were issued to the Hughes Member and the Darlene Member only, who are the sole Members of the Company on the date hereof and all of the membership interests in the Company at the time of the filing of the Petition were extinguished;

           WHEREAS, the Court Order (as defined herein) was entered in the Chapter 11 Case on February 13, 2004;

           WHEREAS, the Members have executed this Agreement in connection with the consummation of the Plan and pursuant to the Court Order;

           WHEREAS, the Parties hereto agree that this Agreement shall become effective upon the consummation of the Plan; and

           WHEREAS, the parties hereto desire to amend and restate the First Amended and Restated LLC Agreement upon the consummation of the Plan and upon the terms contained herein.

                                    AGREEMENT

           In consideration of the mutual promises set forth below and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
                                   -----------

           SECTION 1.1 DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

           "Act" means the Delaware Limited Liability Company Act (6 Del.C.ss.18-101 et seq.), as previously or hereafter amended.

           "Additional Capital Contribution" is defined in Section 4.9.B hereof.

           "Additional/Substitute Member Competing Business" means the business of providing video, audio or data programming of primarily entertainment content by satellite transmission, cable, wireline, fiber optic, wireless or other analogous form of concurrent distribution to residences of individual consumers (including homes, apartment buildings, hospitals and hotels) or to places of public accommodation (including restaurants and bars) which in turn make such programming available to consumers in such places of public accommodation; provided, however, that "Additional/Substitute Member Competing Business" shall not include any of the following: (i) over-the-air television or radio broadcasts, (ii) point-to-point communications not involving or containing entertainment programming, including video programming (e.g., videoconferencing, voicemail, e-mail and facsimile), (iii) telephone services (e.g., trunking, switching, networking and related value added services), (iv) data services to businesses, (v) personal voice and data communications systems, such as cellular telephone, and (vi) Internet service.


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           "Additional Funds" is defined in Section 4.9.A hereof.

           "Additional Members" is defined in Section 10.1.A hereof.

           "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                     (i) decrease such deficit by any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Treasury Regulation Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

                     (ii) increase such deficit by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

           "Adjustment Date" is defined in Section 4.9.B(ii) hereof.

           "Affected Member" is defined in Section 9.7.B(v) hereof.

           "Affiliate," as applied to any specified Person, means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and, in the case of a Person or an Affiliate who is an individual, shall also include (i) such specified Person's or Affiliate's Family Members, and (ii) trusts, the trustee or settlor and all beneficiaries of which are such specified Person or Affiliate, or such specified Person's or Affiliate's Family Members or charities (and, following the death of such specified individual or other vesting of the trust corpus, such beneficiaries). Notwithstanding anything to the contrary herein: (i) none of the Company or any Tier II Local Operating Company or any of their respective direct or indirect Subsidiaries shall be deemed to be Affiliates of the Hughes Member or the Darlene Member or their respective Affiliates; (ii) based upon the ownership and management arrangements in effect on the date hereof, each of Sky Multi-Country Partners and NetSat Servicios Ltda. shall be deemed to be an Affiliate of TNCL; (iii) Hughes shall be deemed to be an Affiliate of the Hughes Member and (iv) TNCL shall be deemed to be an Affiliate of the Hughes Member except as to any action or transaction which the Audit Committee of the Board of Directors of Hughes determines is fair to the Company (without consideration of other factors affecting Hughes only and not the Company) and which are approved or ratified in accordance with the policies and procedures established by such Audit Committee. Notwithstanding the foregoing, Section 5.13 shall govern certain transactions with TNCL as described therein.


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           "Agreement" is defined in the Preamble.

           "Appeal" is defined in Section 13.16.J hereof.

           "Appeal Panel" is defined in Section 13.16.J hereof.

           "Applicable Percentage" means such percentage as the Executive Committee determines to be a reasonable approximation of the effective income taxation rates generally payable by the most highly taxed Member under Chapter 1 of the Code and comparable applicable state tax provisions with respect to its Taxable Income Allocation.

           "Appraisal Process" is defined in Section 6.5.B hereof.

           "Argentina LOC" means Galaxy Entertainment Argentina, S.A., an Argentine sociedad anonima.

           "Assignee" means any Person (i) to which a Member (or assignee thereof) Transfers all or any part of its LLC Interest, and (ii) which has not been admitted to the Company as a Substitute Member pursuant to Section 10.2 hereof.

           "Award" is defined in Section 13.17 hereof.

           "Bankruptcy Code" means title 11 of the United States Code (11 U.S.C. ss. 101 et. seq.).

            "Bessemer" means Bessemer Securities LLC, a Delaware limited liability company.

           "Bessemer Permitted Transferees" means BD Common LLC, an Affiliate of Bessemer, BD Preferred LLC, an Affiliate of Bessemer, and any Affiliate thereof.

           "Business" is defined in Section 2.3 hereof.

           "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or New York, New York are authorized or required by law to be closed.

           "Call Purchase" is defined in Section 6.5.B(ii)(b) hereof.

           "Call Right" is defined in Section 6.5.B(ii)(b) hereof.

           "Call Right Exercise Notice" is defined in Section 6.5.B(ii)(b) hereof.

           "Capital Account" is defined in Section 4.6.A hereof.


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           "Capital Contribution" means, with respect to any Member, the total amount of money and the initial Carrying Value of any property (determined net of any liabilities secured by such Property that the Company is considered to assume or take subject to and determined consistently with Section 752(c) of the Code and without regard to Section 7701(g) of the Code) contributed to the Company by such Member (or the predecessor holder of the LLC Interest of such Member), and any additional Capital Contributions made or contributed to the Company by or on behalf of such Member pursuant to Article IV.

           "Carrying Value" means, with respect to any Company Asset, such asset's adjusted basis for U.S. federal income tax purposes, except as follows:

                     (a) The Carrying Values of assets contributed to the Company as Capital Contributions shall be the fair market value of such assets, as determined by mutual agreement of the Members or, in the absence of such mutual agreement, as determined by the Tax Matters Partner.

                     (b) The Carrying Values of all Company Assets shall be adjusted to equal their respective fair market values, as determined by the Executive Committee, and the resulting unrecognized gain or loss allocated to the Capital Accounts of the Members as though such assets had been sold for their respective fair market values as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; and (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets.

                     (c) The Carrying Value of all Company Assets shall be adjusted to equal their respective fair market values, as determined by the Executive Committee, and the resulting unrecognized gain or loss allocated to the Capital Accounts of the Members as though such assets had been sold for their respective fair market values as of the following times: (i) the date the Company is liquidated within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g); and
           (ii) the termination of the Company pursuant to the provisions of this Agreement.

                     (d) The Carrying Value of Company Assets shall be increased or decreased to the extent required under Treasury Regulation Section 1.704-1(b)(2)(iv)(m) in the event that the adjusted tax basis of Company Assets are adjusted pursuant to Code Sections 732, 734 or 743.

                     (e) The Carrying Value of a Company Asset that is distributed (whether in liquidation of the Company or otherwise) to one or more Members shall be adjusted to equal its fair market value, as determined by the Executive Committee, and the resulting unrecognized gain or loss allocated to the Capital Accounts of the Members as though such asset had been sold for such fair market value.


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                     (f) The Carrying Value of a Company Asset shall be adjusted by the Depreciation, if any, taken into account by the Company with respect to computing Net Income or Net Loss.

           "CBC" means California Broadcast Center, LLC, a Delaware limited liability company.

           "Certificate" is defined in Section 2.2 hereof.

           "Chapter 11 Case" is defined in the Recitals.

           "Cisneros Group" means individually or collectively, Glenville Investments LLC, Georgetown Investments LLC, any Cisneros Permitted Transferee and any Affiliate of the foregoing.

           "Cisneros Permitted Transferees" means Gustavo Cisneros, Ricardo Cisneros, members of their immediate families and/or any of their lineal descendants, individually or collectively, and/or any trusts, foundations or other entities established primarily for the benefit of any one or more of the foregoing persons, and/or any Persons, majority owned or otherwise Controlled by any one or more of the foregoing, and/or any Affiliate of any one or more of the foregoing Persons, including any member of the Cisneros Group, and as of the date hereof, Glenville Investments LLC and Georgetown Investments LLC.

           "Closing Date" means February 24, 2004.

           "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

           "Colombian LOC" means Galaxy de Colombia, Ltda., a sociedad limitada.

            "Company" is defined in the Preamble.

           "Company Assets" means all interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

           "Company Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for the phrase "partnership minimum gain."

           "Competing Business" means the business of distributing pay television programming by satellite transmission, cable or MMDS technology directly to residences of individual consumers (including homes, apartment buildings, hospitals and hotels) or to places of public accommodation (including restaurants and bars) which in turn make such programming available to consumers in such places of public accommodation; provided, however, that "Competing Business" shall not include any of the following: (i) over the air television or radio broadcasts, (ii) point to point communications not involving or containing


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entertainment programming, including video programming (e.g., videoconferencing, voicemail, e-mail and facsimile), (iii) telephone services (e.g., trunking, switching, networking and related value added services), (iv) audio and data services, (v) personal voice and data communications systems, such as cellular telephone, (vi) the production or acquisition of entertainment programming and the sale or license thereof other than directly to consumers or places of public accommodations by satellite transmission, cable or MMDS technology, and (vii) the business of providing access (irrespective of the transmission media, which may include satellite) to online or internet services and content to end users of personal computers, television platform and mobile access devices.

           "Complete Sale" means any transaction or series of related transactions involving or resulting in a sale or other disposition of the Company as a whole to a Person that is not an Affiliate of either the Hughes Member or the Darlene Member, whether by means of a stock sale, merger, consolidation or a sale or other disposition of all or substantially all of its assets.

           "Confidential Information" is defined in Section 13.18.B hereof.

           "Confidentiality Agreements" mean (i) the Confidentiality Agreement, dated as of July 2, 2003, as amended from time to time, among Hughes, the Company, the Darlene Member, Globo Comunicacoes e Participacoes S.A. ("Globo"), Grupo Televisa, S.A. ("Televisa") and TNCL, (ii) the Confidentiality Agreement, dated as of July 2, 2003, as amended from time to time, among Hughes, the Company, the Darlene Member, Globo and TNCL and (iii) the Confidentiality Agreement, dated as of July 23, 2003, as amended from time to time, among Hughes, the Company, the Darlene Member, Televisa and TNCL.

           "Contributing Member" is defined in Section 8.3.B(ii) hereof.

           "Control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

           "Convertible Debt" is defined in Section 4.7.H(i) hereof.

           "Costa Rica LOC" means Servicios Directos de Satelites, S.A. (Costa
Rica), a Costa Rican sociedad anonima.

           "Costs" is defined in Section 5.11.A hereof.

           "Court Order" means the order entered February 13, 2004 by the U.S. Bankruptcy Court exercising jurisdiction over the Chapter 11 Case.

           "Covenant Not to Compete" means the provision set forth in Section
5.12 hereof.


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           "Credit Agreement" is defined in Section 4.7.G hereof.

           "Customer Lists" is defined in Section 13.18.E hereof.

           "Darlene Buyout" is defined in Section 5.12.A hereof.

           "Darlene Floor Value" is defined in Section 6.5.C(ii) hereof.

           "Darlene Group" means collectively, the Darlene Member, the Cisneros Group, Bessemer, the Cisneros Permitted Transferees and the Bessemer Permitted Transferees.

           "Darlene IPO Complete Sale Amount" is defined in Section 6.6.C(iii) hereof.

           "Darlene IPO Value" is defined in Section 6.6.C(iii) hereof.

           "Darlene Member" is defined in the Preamble.

           "Darlene Minimum Amount" means Four Hundred Million Dollars (US$400,000,000) minus the aggregate amount of any proceeds (whether in the form of cash or publicly traded debt or equity securities, valued as provided in
Section 6.6.D hereof) received, collectively, by all members of the Darlene Group, as a distribution of cash or other assets by the Company or in any disposition of any of their respective Equity Interests in the Company after the Closing.

           "Darlene Share" at any time means a percentage equal to (i) the aggregate Equity Interests in the Company owned by all members of the Darlene Group at such time divided by (ii) the sum of the aggregate Equity Interests in the Company owned by any member of the Darlene Group and Hughes and Hughes' Affiliates at such time, excluding any Excluded Equity. As of the Closing Date, the Darlene Share is 17.391%.

           "Defaulting Member" means any Member who fails to make any indemnification payment due to the Tax Matters Partner.

           "Deficit" is defined in Section 4.7.E hereof.

           "Depreciation" means, for each Fiscal Year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that (1) with respect to any asset whose Carrying Value differs from its adjusted basis for federal income tax purposes and which difference is being eliminated by use of the "remedial method" defined by Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other period, shall be the amount of book basis recovered for such Fiscal Year or other period under the rules prescribed by Regulations Section 1.704-3(d)(2), and (2) with respect to any other asset whose Carrying Value differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Executive Committee.


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           "Direct Damages" is defined in Section 12.3 hereof.

           "Disclosing Members" is defined in Section 13.18.B hereof.

           "Disney Guaranty" means the Brazil Revenue Shortfall Guaranty Agreement, dated as of December 23, 2003, as amended from time to time, among the Company, Hughes and Buena Vista International Inc.

           "Dispute Resolution Procedures" is defined in Section 13.16 hereof.

           "Dissolution Election" is defined in Section 11.1.A hereof.

           "Early Conversion Shares" is defined in Section 4.7.E hereof.

           "Early Conversion Value" is defined in Section 4.7.E hereof.

           "Early Equity Proceeds" is defined in Section 6.6.A(iii) hereof.

           "Early Sale Proceeds" is defined in Section 6.6.A(i) hereof.

           "Economic Interest" means a Person's right to share in the Net Income, Net Loss, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

           "Ecuador LOC" means Galaxy Ecuador S.A., an Ecuadorian sociedad anonima.

           "Encumbrance" means a pledge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).

           "Equity Interests" means shares, other participations, options, warrants or interests, howsoever designated, in corporate stock, partnership interests or limited liability company interests; provided, however, that convertible debt and the purchase rights under Section 4.7 hereof shall not be included in the definition of "Equity Interests."

           "Equity Proceeds" is defined in Section 6.6.B(iii) hereof.

           "Equity Value of the Company" means the Fair Market Value of all of the outstanding Equity Interests of the Company, minus the Hughes Excluded Equity Amount.

           "Excluded Equity"is defined  in Section 4.7.F(i).

           "Event of Termination" is defined in Section 11.1 hereof.

           "Executive Committee" is defined in Section 5.1.B(i) hereof.

           "Ex-Member" is defined in Section 13.18.C(iv) hereof.

           "Expert" is defined in Section 6.8.A hereof.

           "Failed Funding" means the occurrence of the following events: (i) the Hughes Member and its Affiliates shall have fulfilled all of their respective obligations under the Credit Agreement and have notified the Darlene Member in writing that they will not provide further funding to the Company and
(ii) the Company shall have been unable, after using commercially reasonable efforts, to obtain third-party or other funding required for its operations.

           "Failed Funding Liquidity Event" means a liquidation of the Company or a dissolution of the Company's business, in each case in connection with a Sky Deal and in each case (i) resulting from a Failed Funding and (ii) where no Equity Interests are distributed to or received by the Hughes Member, the Darlene Member or their respective Affiliates or any equity holders of the Company, directly or indirectly, in connection with such liquidation or dissolution.

           "Fair Market Value" has the meaning assigned to it in Section 6.8.A hereof.

           "Family Members" means, with respect to an individual, such individual's immediate family and, in the case of the Darlene Member or its Affiliates, includes lineal descendants of Diego Cisneros Bermudez, individually or collectively, and/or any trusts, foundations or other entities established primarily for the benefit of any one or more of the foregoing persons, and/or any Persons, majority owned or otherwise Controlled by any one or more of the foregoing, and/or any Affiliate of any one or more of the foregoing Persons, including any member of the Cisneros Group, and as of the date hereof, Glenville Investments LLC and Georgetown Investments LLC.

           "First Amended and Restated LLC Agreement" is defined in the Recitals.

           "Fiscal Year" is defined in Section 9.1 hereof.

           "Funding Date" is defined in Section 4.9.B(i) hereof.

           "Funding Notice" is defined in Section 4.9.B(i) hereof.

           "HBO Guaranty" means the Revenue Shortfall Guaranty Agreement, dated as of February 12, 2004, as amended from time to time, by Hughes in favor of Brazil Distribution L.L.C.

           "Hughes" is defined in the Preamble.

           "Hughes Excluded Equity Amount" means $384,802,817, plus, as of any date of determination, interest that would have accrued on such amount from the Closing Date through the date of determination at a rate equal to the Prime Rate as in effect from time to time as published in the Wall Street Journal plus 3%.

           "Hughes Guaranty Agreements" means the HBO Guaranty, the Disney Guaranty and the PAS Guaranty.

           "Hughes Guaranty Obligations" means the payments, if any, made by Hughes or its Affiliates (and not reimbursed or repaid to Hughes or its Affiliates by the Company or its Subsidiaries) under the Hughes Guaranty Agreements.

           "Hughes Member" is defined in the Preamble.

           "Hughes Share" at any time means the percentage equal to 100% minus the Darlene Share at such time. As of the Closing Date, the Hughes Share is 82.609%.

           "Indemnified Agents" means any agent acting on behalf of the Tax Matters Partner of the Company.

           "Initial Experts" is defined in Section 6.8.B(i) hereof.

           "IPO" is defined in Section 5.8.B hereof.

           "IPO Price" is defined in Section 6.6.C(ii) hereof.

           "JAMS" is defined in Section 13.16.C hereof.

           "Liquidity Consummation Notice" is defined in Section 6.5.C hereof.

           "Liquidity Event" means (i) a Qualifying IPO, (ii) a Complete Sale or
(iii) any liquidation of the Company or dissolution of its business other than a liquidation of the Company, or a dissolution of the Company's business, in either case in clause (iii) in connection with a Sky Deal that is not a Failed Funding Liquidity Event.

           "Liquidity Period" is defined in Section 6.5.A hereof.

           "LLC Interest" means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

           "Loss" is defined in Section 5.11.A hereof.

           "Master Contribution Agreement" is defined in the Recitals.

           "Member Loan" means a loan made by one or more Members to the Company at such times and in such amounts as shall be authorized by the Executive Committee.

           "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

           "Member Nonrecourse Debt" has the meaning set forth in Regulations
Section 1.704-2(b)(4) for the phrase "partner nonrecourse debt."

           "Member Nonrecourse Deduction" has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2) for "partner nonrecourse deduction."

           "Members" means any Person or Persons who, from time to time, shall have acquired ownership interests in the Company and become a Member pursuant to and in accordance with the terms of this Agreement, and shall not have ceased to be a Member under the terms of this Agreement or any applicable law. The Members on the date of this Agreement are identified on Annex A, each of whom shall individually be referred to herein as a "Member."

           "Mexican LOC" means Grupo Galaxy Mexicana S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable.

           "Mexico" means the United Mexican States.

           "Net Income" and "Net Loss" mean for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                     (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

                     (b) Any expenditure of the Company described in Code
           Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

                     (c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Carrying Value;

                     (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

                     (e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations
           Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's LLC Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss;

                     (f) If the Carrying Value of any Company Asset is adjusted in accordance with any of clauses (b), (c) or (e) of the definition of "Carrying Value", the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

                     (g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 8.3.A or 8.3.B hereof shall not be taken into account in computing Net Income or Net Loss.

           "New Darlene Financing Amount" at any time means the outstanding principal balance at such time of any debt financing provided by the Darlene Member or any of its Affiliates to the Company or any of the Company's Subsidiaries after the Closing Date, including pursuant to Section 4.7.D hereof, plus accrued and unpaid interest thereon. For purposes of this definition, convertible debt that has been converted shall no longer be treated as debt.

           "New Debt" means the aggregate of the New Hughes Financing Amount and the New Darlene Financing Amount.

           "New Hughes Financing Amount" at any time means (x) the Hughes Excluded Equity Amount plus (y) the outstanding principal amounts at such time of the Post-Closing Financing, plus accrued and unpaid interest thereon, which interest rate for purposes of the Hughes Guaranty Agreements, shall be the Prime Rate in effect from time to time, as published in the Wall Street Journal plus 3%.

           "News" means TNCL or any Affiliate thereof, alone or with other Persons acting together.

           "News Deal" means the acquisition by TNCL, as of December 22, 2003, of 34 percent of the outstanding common stock of Hughes.

           "Nicaragua LOC" means Galaxy Nicaragua, S.A., a Nicaraguan sociedad anonima.

           "Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

           "Nonrecourse Liability" has the meaning set forth in Regulations
Section 1.752-1(a)(2).

           "Nontriggering Party" is defined in Section 6.5.A hereof.

           "Officers" is defined in Section 5.7.A hereof.

           "Option Exercise Conditions" is defined in Section 11.7.A hereof.

           "Original LLC Agreement" is defined in the Recitals.

           "Other Members" is defined in Section 13.18.B hereof.

           "Panama LOC" means Direct Vision S.A., a Panamanian sociedad anonima.

           "PAS Guaranty" means the Guarantee Agreement dated December 22, 2003, as amended from time to time, including by that certain Supplemental Guarantee Agreement dated February 7, 2004, by Hughes in favor of PanAmSat Corporation.

           "Percentage Interest" means that aggregate percentage interest as set forth opposite each Member's name in Annex A attached hereto, subject to adjustment as provided in this Agreement.

           "Permitted Transferee" means, with respect to any Member, any Affiliate of such Member, and in the case of the Darlene Member, any member of the Darlene Group.

           "Person" shall mean an individual or a corporation, partnership, limited liability company, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

           "Plan" means the Plan of Reorganization of the Company under Chapter 11 of the Bankruptcy Code, dated December 11, 2003, as amended.

           "Post-Closing Financing" means (x) loans (including convertible loans) made by Hughes or its Affiliates (and not reimbursed or repaid to Hughes or its Affiliates by the Company or its Subsidiaries), but not other equity funding, to the Company after the Closing Date (including under the Credit Agreement) in accordance with Section 4.7.B hereof, (y) 100% of the payments, if any, made by Hughes or its Affiliates under the HBO Guaranty and the Disney Guaranty (and not reimbursed or repaid to Hughes or its Affiliates by the Company or its Subsidiaries) and (z) 19% of the payments, if any, made by Hughes or its Affiliates under the PAS Guaranty (and not reimbursed or repaid to Hughes or its Affiliates by the Company or its Subsidiaries).

           "Predecessor Partnership" means Galaxy Latin America, a Delaware general partnership, the predecessor of the Company.

           "PR-LOC" means Satellites de Puerto Rico Ltd., a British Virgin Islands international business company.

           "Primary Proceeds" is defined in Section 6.6.C(i) hereof.

           "Primary Proceeds Repayment" is defined in Section 6.6.C(i) hereof.

           "Purchasing Members" is defined in Section 11.7.A hereof.

           "Qualified Offer" is defined in Section 6.4.A hereof.

           "Qualifying IPO" means an initial public offering of Equity Interests of the Company, including primary and, as applicable, secondary shares, if the initial public offering price would imply a total market value of the outstanding Equity Interests of the Company of at least One Billion Two Hundred Fifty Million Dollars (US$1,250,000,000) in excess of the Hughes Excluded Equity Amount.

           "Regulations" or "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

           "Regulatory Allocations" is defined in Section 8.3.A(vii) hereof.

           "Remaining Darlene Debt" is defined in Section 6.6.C(i) hereof.

           "Remaining Hughes Debt" is defined in Section 6.6.C(i) hereof.

           "Representatives" is defined in Section 13.18.C(i) hereof.

           "Restructuring" means the restructuring of the capitalization of the Company through the Chapter 11 Case pursuant to the Court Order.

           "Return Certificate" is defined in Section 13.18.C(iv) hereof.

           "Roll-Up Companies" means, collectively, CBC, the Mexican LOC, SurFin, the Venezuelan LOC, the PR LOC, the Colombian LOC and the Argentina LOC.

           "Sale" is defined in Section 6.3.B hereof.

           "Sale Proceeds" is defined in Section 6.6.B(i) hereof.

           "Secondary Proceeds" is defined in Section 6.6.C(i) hereof.

           "Sell" is defined in Section 6.3.B hereof.

           "Selling Holders" is defined in Section 6.4.A hereof.

           "SGS III R" means Servicios Galaxy Sat III R, C.A., a Venezuelan compania anonima.

           "Sky" means (i) Innova S. de R.L. de C.V., Sky Multi-Country Partners and NetSat Servicios Ltda., taken together, or (ii) Innova S. de R.L. de C.V. or NetSat Servicios Ltda., individually or taken together.

           "Sky Business" means the Latin American direct to home satellite television business of Sky.

           "Sky Call Right" is defined in Section 6.7.C hereof.

           "Sky Deal" is defined in Section 6.7.A hereof.

           "Sky Put Right" is defined in Section 6.7.B hereof.

           "Sold" is defined in Section 6.3.B hereof.

           "Special Purchase Right Notice" is defined in Section 11.7.A hereof.

           "Subsidiary" of any Person means any corporation, association, limited liability company, partnership, joint venture or other business entity
(i) of which more than 50% of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or to vote in the management thereof is at the time owned or controlled, directly or indirectly, by (A) such Person, (B) such Person and one or more Subsidiaries of such Person or (C) one or more Subsidiaries of such Person or (ii) which is Controlled by such Person.

           "Substitute Member" means any transferee of an interest in the Company that has been admitted to the Company pursuant to Section 10.2 hereof.

           "SurFin" means SurFin, Ltd., an international business corporation organized and existing in accordance with the laws of the Bahamas.

           "Tag-Along Notice" is defined in Section 6.4.A hereof.

           "Tag-Along Right" is defined in Section 6.4.B hereof.

           "Tag-Along Shortfall" is defined in Section 6.4.D hereof.

           "Taxable Income Allocations" means, with respect to any Member, the cumulative allocations of Company U.S. federal taxable income (net of federal taxable losses) made to such Member pursuant to Article VIII with respect to income and losses generated by the Company (directly or indirectly).

           "Tax Liability Deficiency" means, with respect to any Member, the excess, (if any) of (i) the product of such Member's Taxable Income Allocations multiplied by the Applicable Percentage, over (ii) the cumulative amount of cash distributed or deemed distributed to such Member pursuant to this Agreement.

           "Tax Matters" is defined in Section 9.7.B(i) hereof.

           "Tax Matters Partner" is defined in Section 9.7.A hereof.

           "Territory" means Mexico, Central America, South America and the Caribbean.

           "Third Expert" is defined in Section 6.8.B(i) hereof.

           "Third Party" means any Person other than a Permitted Transferee.

           "Tier II Local Operating Companies" means, collectively, Ecuador LOC, Panama LOC, Costa Rica LOC and Nicaragua LOC.

           "TNCL" means The News Corporation Limited, an Australian corporation.

           "Transfer" means any direct or indirect sale, transfer, conveyance, hypothecation, pledge, assignment, gift, bequest or other disposition by any means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).

           "Triggering Party" is defined in Section 6.5.A hereof.

           "Trigger Notice" is defined in Section 6.5.A hereof.

           "Venezuelan LOC" means, collectively, Galaxy Entertainment de Venezuela, C.A., a Venezuelan compania anonima, and SGS III R.

           "Voting Agreement" is defined in Section 13.19 hereof.

           "Withholding Matter Decision" is defined in Section 9.7.B(v) hereof.

                                   ARTICLE 2
                            FORMATION OF THE COMPANY
                            ------------------------

           SECTION 2.1 NAME. The name of the Company is "DIRECTV Latin America, LLC".

           SECTION 2.2 FORMATION; ADMISSION. The Executive Committee caused to be executed and filed a Certificate of Formation (the "Certificate") on May 29, 1996 in the Office of the Delaware Secretary of State as required by the Act. The Company has been formed as a limited liability company under and pursuant to the provisions of the Act, and the rights, duties, obligations and liabilities of the Members shall be as provided in the Act, except as provided herein. Hughes and the Darlene Member have entered into the Master Contribution Agreement, which, subject to Section 13.21 hereof, sets forth certain rights obligations and agreements of Hughes and the Darlene Member.

           SECTION 2.3. PURPOSE. The purpose of the Company is to undertake the provision of direct-to-home programming in the Territory by means of direct-to-home satellite transmission and to engage in any other activities related or incident thereto (the "Business").

           SECTION 2.4 POWERS. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company.

           SECTION 2.5. PRINCIPAL OFFICE. The Company's principal office shall be in such place as the Executive Committee shall specify from time to time.

           SECTION 2.6 REGISTERED OFFICE. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801.

           SECTION 2.7 REGISTERED AGENT. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

           SECTION 2.8 QUALIFICATIONS IN OTHER JURISDICTIONS. The Executive Committee shall cause the Company to be registered or qualified under its own name or under an assumed or fictitious name pursuant to a foreign limited liability company statute or similar laws in any jurisdictions in which the Company owns property or transacts business if such registration or qualification is necessary to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business in such jurisdiction or is otherwise advisable as determined by the Executive Committee.

           SECTION 2.9 TERM. The term of the Company commenced as of the date that the Certificate was filed with the Office of the Delaware Secretary of State and shall continue until the Company is dissolved pursuant to Article XI.

           SECTION 2.10 NATURE OF MEMBERS' INTERESTS. The LLC Interest of each of the Members shall be personal property for all purposes. All property owned by the Company, whether real or personal, tangible or intangible, will be owned by the Company as an entity, and no Member, individually, will have any ownership interest in such property.

           SECTION 2.11 CAPACITY OF THE MEMBERS. No Member shall have the authority to act for, or to assume any obligation or responsibility on behalf of any other Member or the Company, except as expressly provided for, and only to the extent provided for, in this Agreement.

           SECTION 2.12 LIMITED LIABILITY. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members, Executive Committee members, Officers, employees or agents of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

           SECTION 2.13 NON-VOTING EQUITY. To the extent required by section 1123(a) of the Bankruptcy Code, the Company shall not issue non-voting equity securities.

           SECTION 2.14 MASTER CONTRIBUTION AGREEMENT. Hughes, the Hughes Member and the Darlene Member agree that none of them shall, and each of them shall use commercially reasonable efforts to cause their Affiliates not to, exercise any right hereunder or fulfill any obligation hereunder in a manner inconsistent with the provisions of the Master Contribution Agreement, taking into account the effect of Section 13.21 hereof.

                                   ARTICLE 3
                              PERCENTAGE INTERESTS
                              --------------------

           SECTION 3.1 PERCENTAGE INTERESTS OF MEMBERS; AUTHORIZED EQUITY INTERESTS.

           A. Each Member has the Percentage Interest in the Company as set forth on Annex A, which Percentage Interest shall be adjusted on Annex A from time to time by the Executive Committee to the extent necessary to reflect accurately any exchanges, redemptions, Capital Contributions, admission of Additional Members or similar events having an effect on the Members' Percentage Interests.

           B. The Company shall be authorized to issue only one class of Equity Interests, which shall be the class of Equity Interests issued to the Members as of the date of this Agreement.

                                   ARTICLE 4
                              CAPITAL CONTRIBUTIONS
                              ---------------------

           SECTION 4.1 CAPITAL CONTRIBUTIONS. The Members have made the Capital Contributions as contemplated by the Master Contribution Agreement and the Plan.

           SECTION 4.2 CAPITAL CONTRIBUTIONS BY ADDITIONAL MEMBERS. A Person may be admitted to the Company as an Additional Member pursuant to Section 10.1 hereof and shall make Capital Contributions to the Company in such amounts, and subject to such other terms and conditions, as are required in accordance therewith.

           SECTION 4.3 NO INTEREST. No interest shall be paid by the Company on Capital Contributions, balances in Members' Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company, except as may be specifically provided in this Agreement. Nothing in this
Section 4.3 hereof shall be construed to prohibit the payment by the Company of interest to any Member on account of any borrowing by the Company payable to such Member.

           SECTION 4.4 NO WITHDRAWAL OF CAPITAL. Except as specifically provided in this Agreement, the Company shall not redeem or repurchase any LLC Interest and no Member shall have the right to withdraw or receive any return of all or any part of its Capital Contributions from the Company, nor shall any Member have any right to demand and receive property other than cash as a return of its Capital Contributions.

           SECTION 4.5 USE OF CAPITAL CONTRIBUTIONS. The Capital Contributions of the Members and all proceeds of the Company borrowings will be used for any Company purpose as determined by the Executive Committee.

           SECTION 4.6 CAPITAL ACCOUNTS.

           A. There shall be established for each Member on the books of the Company, as of the date hereof, a capital account (the "Capital Account") reflecting the excess (deficit) of (a) the sum of (i) such Member's Capital Contributions, (ii) such Member's share of Net Income and any items in the nature of income or gain that are specifically allocated to such Member and
(iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member over (b) the sum of (i) such Member's share of Net Losses and any items in the nature of losses or expenses that are specifically allocated to such Member, (ii) any distributions to such Member and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company; provided, however, each such Member's Capital Account shall be adjusted by such Member's share of income, gain, deduction or loss described in Regulations Section 1.704-l(b)(2)(iv)(g). In determining the amount of any liability for purposes of this Section 4.6.A, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations. Members will have no obligations to restore any negative balance in their respective Capital Accounts.

           B. Notwithstanding any other provision in this Section 4.6 or elsewhere in this Agreement, each Member's Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations thereunder, including Regulations Sections 1.704-l(b)(2)(iv) and 1.704-2. It is intended that appropriate adjustments shall thereby be made to Capital Accounts to give effect to any income, gain, loss or deduction (or items thereof) that is allocated pursuant to this Agreement. Each Member's Capital Account shall include that of any predecessor holders of the LLC Interest of such Member. A Member who has more than one interest in the Company shall have a single Capital Account that reflects all such interests regardless of the time or manner in which such interests were acquired.

           C. A Member's Capital Account shall be reduced by the Carrying Value (determined without regard to Section 7701(g) of the Code) of any property distributed by the Company to such Member, whether in connection with a liquidation of the Company or of such Member's LLC Interest or otherwise. Accordingly, as set forth in the definition of "Carrying Value", Capital Accounts shall be first adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been previously reflected in Capital Accounts) would be allocated pursuant to Article VIII among the Members if there were a taxable disposition of such property for its Carrying Value (taking Section 7701(g) of the Code into account) on the date of distribution.

           SECTION 4.7 LOANS BY MEMBERS.

           A. General. The Executive Committee, from time to time, may cause the Company to borrow funds or enter into similar credit, guarantee, financing or refinancing arrangements for any Company purpose from any Member or its Affiliates on commercially reasonable terms and rates in light of the then-applicable credit status of the Company. Each such loan made by any Member or its Affiliates shall be segregated into a separate loans payable account. No such loan shall be deemed to be a Capital Contribution to the Company.

           B. Notwithstanding anything to the contrary in Section 4.7.A hereof, and except for the Credit Agreement and the Hughes Guaranty Agreements (the execution, delivery and funding of which have been approved by the Executive Committee and the Darlene Member), for so long as the Darlene Member or any of its Affiliates is a Member, the Company shall use its commercially reasonable efforts to obtain third-party funding required for its operations. If the Company is unable to obtain such funding using such efforts, Hughes or its Affiliates may, in each of their sole discretion, make Post-Closing Financing available to the Company; provided, however, that such funding must be on commercially reasonable terms and must be approved by the Executive Committee. If Hughes or any Affiliate of Hughes provides loans that are convertible into the equity of the Company, such loans may, in the sole discretion of the Hughes Member, be converted into the Company's equity only on terms agreed to by the Hughes Member and the Darlene Member in writing at or prior to the time of execution of definitive documentation of such loan; provided, however, that any conversion of debt pursuant to Section 6.6.C(ii) hereof shall be deemed agreed to by the Hughes Member and the Darlene Member for purposes of this Section 4.7.B. The provisions of this Section 4.7.B are for the exclusive benefit of the Hughes Member and the Darlene Member, are non transferable and shall be of no further force or effect at such time as no such Member or its Affiliates is a Member.

           C. Prior to Hughes or any of its Affiliates providing any Post-Closing Financing (other than pursuant to the Credit Agreement or the Hughes Guaranty Obligations), the Hughes Member shall notify the Darlene Member and, subject to the provisions of Section 4.7.D hereof, the Darlene Member shall have the right to participate in such Post-Closing Financing pro rata, in proportion to the Darlene Group's ownership of Equity Interests in the Company relative to the Hughes Member's and its Affiliates' aggregate ownership of such Equity Interests (ignoring for the purposes of calculating such proportions all Excluded Equity and Equity Interests in the Company acquired upon conversion of any Post-Closing Financing). The parties agree that, as of the Closing Date, this Section 4.7.C would have permitted the Darlene Member to participate in 17.391% of such Post-Closing Financing.

           D. At any time prior to and including the completion of the first Liquidity Event, the Darlene Member shall have the right to purchase from the Hughes Member and its Affiliates up to the Darlene Group's pro rata share, in proportion to its aggregate ownership of Equity Interests in the Company relative to the Hughes Member's and its Affiliates' aggregate ownership of Equity Interests in the Company (ignoring for the purposes of calculating such proportions all Excluded Equity and any Equity Interests acquired upon conversion of any Post-Closing Financing), of (x) any Post-Closing Financing payable by the Company or its Subsidiaries to Hughes or any of its Affiliates or
(y) equity issued upon conversion of any indebtedness underlying the New Hughes Financing Amount, upon payment of a purchase price, in immediately available funds, of the principal amount thereof plus any accrued and unpaid interest thereon or an amount equivalent to such interest as would have accrued since the date of conversion at the rate applicable to the convertible debt if the loans have been converted to equity. The parties agree that, as of the Closing Date, this Section 4.7.D would have permitted the Darlene Member to purchase up to 17.391% of such financing or equity.

           E. If, prior to the completion of the first Liquidity Event, (i) Hughes, the Hughes Member or any of its Affiliates converts any Post-Closing Financing in which the Darlene Member has not elected to participate or purchase, into Equity Interests of the Company (the "Early Conversion Shares") at a value (the "Early Conversion Value") less than the Fair Market Value of such Equity Interests in the Company at the time of a Liquidity Event, and (ii) a Liquidity Event is completed after such conversion in connection with which the Darlene Group receives less than the Darlene Minimum Amount (the amount by which the Darlene Minimum Amount exceeds the value received by the Darlene Group being the "Deficit"), Hughes shall deliver to the Darlene Group contemporaneously with the consummation of the Liquidity Event a number of Early Conversion Shares equal in value (the value of such Early Conversion Shares to be determined at the Fair Market Value at the time of the Liquidity Event) to the lesser of (x) the Deficit and (y) the amount by which the Fair Market Value of the Early Conversion Shares at the time of the Liquidity Event exceeds the Early Conversion Value of the Early Conversion Shares.

           F. Hughes and the Darlene Member acknowledge that $384,802,817 of obligations owed to or advanced by Hughes or its Affiliates prior to the Closing Date, including $300,000,000 of which was advanced under the Company's DIP Credit Agreement (as defined in the Master Contribution Agreement), has been converted into Equity Interests in the Company. Such converted obligations shall continue to be deemed for all purposes of Sections 6.5 and 6.6 hereof to be debt and not to have been converted, and the Equity Interests into which such convertible debt has been converted shall constitute "Excluded Equity," which equals 18.855% of the aggregate Equity Interests in the Company issued to the Hughes Member and the Darlene Member on the Closing Date.

           G. Post-Closing Funding. The Members acknowledge that (x) Hughes has agreed to make, or cause to be made, revolving loans to, and arrange for letters of credit to be issued on behalf of, the Company pursuant to that certain credit agreement, dated as of the Closing Date (the "Credit Agreement"), entered into by and among the Company, its Material Subsidiaries (as defined therein) and Hughes in order to fund, among other things, distribution of cash made pursuant to the Plan and (y) Hughes has entered into the Hughes Guaranty Agreements. Hughes agrees that if it incurs a Hughes Guaranty Obligation, that will not reduce availability under the Credit Agreement.

           H. Transfers of Convertible Debt.

               (i) No Member or Affiliate of any Member may Transfer debt that is convertible into Equity Interests of the Company ("Convertible Debt") prior to the first anniversary of the Closing Date without the prior written consent of the Hughes Member and the Darlene Member.

               (ii) After the first anniversary of the Closing Date, any Member may Transfer Convertible Debt as if such Convertible Debt were Equity Interests in the Company in accordance with the limitations on Transfer set forth in
Article VI.

           SECTION 4.8 LOANS BY THIRD PARTIES. The Company may borrow funds or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose from any Person that is not a Member or an Affiliate of a Member upon such terms as the Executive Committee determines appropriate.

           SECTION 4.9 ADDITIONAL FUNDING AND CAPITAL CONTRIBUTIONS.

           A. General. The Executive Committee may, at any time and from time to time, determine that the Company requires additional funds for Company purposes ("Additional Funds"). Such Additional Funds may be raised by the Company, at the election of the Executive Committee, in any manner, subject to the restrictions contained in this Article IV and Section 10.1 hereof. No Person shall have any preemptive, preferential or similar right or rights to subscribe for or acquire any LLC Interest, except as set forth in this Section 4.9.

           B. Additional Capital Contributions. In the event that the Executive Committee determines that any Additional Funds should be raised in the form of Capital Contributions ("Additional Capital Contributions"), the right offered to any Member to make Additional Capital Contributions shall be first offered by the Company to then-existing Members on a pro rata basis so that each Member will be given the opportunity to maintain their respective Percentage Interests in the Company.

               (i) Procedure. In the event that the Executive Committee determines to raise all or any portion of the Additional Funds in the form of Additional Capital Contributions, the Executive Committee shall send written notice (the "Funding Notice") to the Members of the need for Additional Funds. Each Member shall be entitled, but shall not be required, to make its respective pro rata share of the Additional Capital Contributions not later than the date specified in the Funding Notice (the "Funding Date"), which Funding Date shall be at least ten (10) Business Days after the date that the Funding Notice is given to such Member. Such Additional Capital Contribution shall be in the form of cash or other property, if acceptable to the Executive Committee, from the Members pro rata in proportion to each Member's then-existing Percentage Interest. Subject to the terms of this Section 4.9, the Executive Committee shall determine the amount, terms and conditions of such Additional Capital Contributions (including, without limitation, the Percentage Interests of the Members upon acceptance of such Additional Capital Contributions) at the Fair Market Value thereof.

               (ii) Percentage Interest Adjustments. Upon the acceptance of Additional Capital Contributions pursuant to this Section 4.9, the Percentage Interest of each Member shall be changed to equal a fraction, the numerator of which is equal to (i) such Member's Percentage Interest multiplied by the Fair Market Value of the Company determined pursuant to Section 6.8 hereof as of the Business Day immediately preceding the Funding Date, before any Additional Funds are contributed (the "Adjustment Date"), plus (ii) the value of such Additional Funds, if any, contributed by that Member, and the denominator of which is equal to the sum of (1) the Fair Market Value of the Company (as determined pursuant to Section 6.8 hereof) as of the Business Day immediately preceding the Adjustment Date plus (2) the aggregate value of all Additional Funds contributed to the Company as of such Adjustment Date. The Executive Committee shall promptly give each Member written notice of the Percentage Interests of the Members, as adjusted, and shall amend Annex A hereto to reflect such adjustments.

           C. Darlene Member Consent. Notwithstanding anything to the contrary in this Section 4.9, for so long as the Darlene Member or any of its Affiliates or any Darlene Permitted Transferee is a Member, the Hughes Member and its Affiliates shall not be permitted to make any additional capital contributions to the Company which would reduce the Darlene Member's Equity Interest in the Company without the prior written consent of the Darlene Member. The provisions of this Section 4.9.C shall operate for the exclusive benefit of the Darlene Group, are non-transferable and shall terminate when no member of the Darlene Group is a Member.

           D. Other Capital Contributions. Except as required by the Act or as otherwise provided in this Section 4.9, no Member shall be required or permitted to make any Capital Contributions to the Company in addition to those that have been made as of the date hereof.

                                   ARTICLE 5
                            MANAGEMENT OF THE COMPANY
                            -------------------------

           SECTION 5.1 EXECUTIVE COMMITTEE.

           A. Each of the Darlene Member, Hughes and the Hughes Member shall take, or cause the Company and the appropriate officers and Executive Committee members of the Company to take, all actions necessary to convene a meeting of the Executive Committee (or any board of directors or governing body performing the analogous function) of the Company (i) no less than once each calendar quarter and (ii) upon 30 days' written notice by the Darlene Member to the Hughes Member and the Company of its desire to convene such a meeting.

           B. (i) Except as otherwise explicitly provided by law or by this Agreement, the management of the business and affairs of the Company shall be exercised by or under the direction of a manager (within the meaning of Section 18-402 of the Act), which manager shall be a committee of individuals (the "Executive Committee"), each of whom, subject to the provisions of Section 13.18.F, shall be appointed by the Hughes Member.

               (ii) Notwithstanding the foregoing clause (i), the Darlene Member shall have the right to appoint a number of members of the Executive Committee equal to the greater of: (A) such members as would constitute representation on such governing body commensurate with the Darlene Group's ownership of Equity Interests in the Company (rounded down to the nearest whole number) and (B) two
(2).

               (iii) In the event the Company is converted into a corporation or other entity, Hughes and the Hughes Member agree to vote and to use commercially reasonable efforts to cause their respective Affiliates to vote all Equity Interests in the Company owned by it or its Affiliates, and to take whatever other lawful actions are necessary to cause the election as directors (or members of any governing body performing the analogous function) of the Company, the greater of: (A) such nominees of the Darlene Member as would constitute representation on such governing body commensurate with the Darlene Group's ownership of Equity Interests in the Company (rounded down to the nearest whole number) and (B) two (2) nominees of the Darlene Member as members of such governing body.

               (iv) The Darlene Member agrees to vote, and to use commercially reasonable efforts to cause the other members of the Darlene Group to vote, all Equity Interests in the Company owned by the Darlene Group, and to take whatever other lawful actions are necessary to cause the election as directors (or members of any governing body performing the analogous function) of the Company each nominee of the Hughes Member.

               (v) Each member of the Executive Committee, upon his or her appointment, shall be designated by the Executive Committee in connection with such appointment as a representative of a Member. The Executive Committee shall have the power to do any and all acts necessary or convenient, to or for the furtherance of the purposes of the Company set forth in this Agreement.

           C. The rights provided to the Hughes Member and its Affiliates in
Section 5.1.B(iv) and the Darlene Group in Sections 5.1.A and 5.1.B(v) are for the exclusive benefit of the Hughes Member and its Affiliates and the Darlene Group, as the case may be, are non transferable and shall be of no further force or effect at the time when no such Member or its Affiliates is a Member. In addition, the provisions of Section 5.1.B(ii) and (iii) hereof shall operate only to the benefit of the members of the Darlene Group, are nontransferable outside the Darlene Group and shall become void and of no further force or effect at such time as the Darlene Group owns (as adjusted to negate the effect of any reductions in their combined Equity Interests from admission of additional shareholders, members or other equity holders, conversion of debt, conversion of securities, stock splits, mergers, consolidations and similar changes) less than one-half of the Equity Interests owned by the Darlene Group:
(x) in the Company as of the Closing Date or (y) in the surviving entity of a Sky Deal upon its consummation.

           D. Executive Committee members representing Members holding a majority of the Percentage Interests shall constitute a quorum. The vote of Executive Committee members representing a majority of the Percentage Interests in attendance at a meeting at which a quorum is present shall be the act of the Executive Committee; provided, however, that any representative of a Member in attendance at an Executive Committee meeting may cast a vote at such meeting on behalf of each member of the Executive Committee that is a representative of such Member and who is not in attendance at such meeting, who shall for purposes of this Section 5.1.D, be deemed to be present at such meeting.

           SECTION 5.2 NUMBER OF EXECUTIVE COMMITTEE MEMBERS; TERM OF OFFICE. The Executive Committee shall consist of six members, or such other number of members as the Executive Committee shall from time to time determine. The Members hereby acknowledge and agree that the persons listed on Annex B hereto are the members of the Executive Committee as of the date hereof and are the representative of the Members identified next to such person's name. The members of the Executive Committee shall hold office until their respective successors are appointed and qualified or until their earlier death, resignation or removal; provided, however, that in the event any Executive Committee member appointed by the Hughes Member that is an officer, director or employee of Hughes or its Affiliates (either at the time of appointment to the Executive Committee or at any time thereafter while serving as a member of the Executive Committee) shall cease to be an officer, director or employee of Hughes or its Affiliates, then such Executive Committee member shall cease to be qualified to serve as a member of the Executive Committee and shall automatically be removed from such office, without any action on the part of any Member or the Executive Committee, with the removal of such Executive Committee member to take place upon the earlier of (i) such Executive Committee member's cessation of employment or service as a director or officer or (ii) delivery by such Executive Committee member of a notice of resignation of employment or from service as a director or officer. Any member of the Executive Committee may resign at any time by giving written notice to the Executive Committee, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, however, that unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the death of any member of the Executive Committee or any vacancy for any other reason shall be filled by the Hughes Member; provided, however, that with respect to a vacancy of a designee of the Darlene Member, only the Darlene Member shall have the right to appoint a new designee to fill such vacancy if at the time of such vacancy the Darlene Member had the right to appoint Executive Committee members pursuant to Section 5.1.B(ii) and (iii) hereof, and any member so elected to fill any such vacancy shall hold office until his or her successor is elected or until his earlier death, resignation or removal.

           SECTION 5.3 REMOVAL.

                   (a) The Hughes Member may at any time, and from time to time, remove or replace any or all of the Executive Committee members.

                   (b) Notwithstanding the foregoing clause (a), for so long as the Darlene Member has a right to appoint an Executive Committee member pursuant to Sections 5.1.B(ii) and 5.1.B(iii), only the Darlene Member may remove or replace an Executive Committee member designated by such Member.

           SECTION 5.4 DELEGATION OF AUTHORITY. From time to time the Executive Committee, by a resolution adopted by a majority of the entire Executive Committee, may appoint any committee or committees which, to the extent lawful, shall be constituted and shall have powers as shall be determined and specified by the Executive Committee in the resolution of appointment. If a Member has appointed any then-serving Executive Committee members, none of whom is a member of a committee established pursuant to this Section 5.4, the Member shall have the right to cause one such then-serving Executive Committee member to attend and be present, but not vote, at any meeting of such committee.

           SECTION 5.5 COMPENSATION. No member of the Executive Committee shall be entitled to compensation for actions taken on behalf of the Company.

           SECTION 5.6 SPECIAL MEETINGS. Special meetings of the Executive Committee may be called by the Chairman, the President or the Executive Committee on forty-eight (48) hours' notice to each member of the Executive Committee.

           SECTION 5.7 OFFICERS.

           A. Appointment of Officers. The Executive Committee may appoint individuals as officers ("Officers") of the Company, including a Chairman or a President, or both, a Chief Executive Officer, a Chief Financial Officer, a General Counsel, a Secretary, Assistant Secretaries, a Treasurer and Assistant Treasurers, and such other officers as the Executive Committee shall deem appropriate. In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title. At the time of the election of officers, the Executive Committee may by resolution determine the order of their rank. Any numbers of offices may be held by the same person.

           B. Duties of Officers Generally. Under the direction of and, at all times, subject to the authority of the Executive Committee and any limitations or restrictions set forth in this Agreement, the Officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and to take all such actions as he or she deems necessary or appropriate to accomplish the foregoing. Each Officer shall have such individual powers and duties as may be prescribed by the Executive Committee or this Agreement or, subject to the foregoing, as may be prescribed by the Chief Executive Officer.

           C. Authority of Officers. Any Officer of the Company shall have the right, power and authority to transact business in the name of the Company or to execute agreements on behalf of the Company, with respect to those agreements that are commonly signed by such officers of a business incorporated in Delaware. With respect to all matters within the ordinary course of business of the Company, third parties dealing with the Company may rely conclusively upon any certificate of any such other Officer to the effect that such Officer is acting on behalf of the Company.

           D. Removal, Resignation and Filling of Vacancy of Officers. The Executive Committee may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Executive Committee, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, however, that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

           E. Compensation of Officers. The Officers shall be entitled to receive compensation from the Company as determined or authorized by the Executive Committee.

           F. Chairman. The Chairman shall, if present, preside at all meetings of the Executive Committee and exercise and perform such other powers and duties as may be from time to time assigned to him by the Executive Committee. In the absence of the Chairman, the Executive Committee members that are present at a meeting shall act to choose an Executive Committee member to preside over the meeting. If there is no President, the Chairman shall, in addition, be the Chief Executive Officer of the Company and shall have the powers and duties prescribed by the Executive Committee. The Chairman shall be a member of the Executive Committee.

           G. President. Subject to such supervisory powers, if any, as may be given by the Executive Committee to the Chairman, the President shall be the Chief Executive Officer of the Company and shall, subject to the control of the Executive Committee, have general supervision, direction and the control of the business and Officers of the Company. The President shall have the general powers and duties of management usually vested in the office of President and Chief Executive Officer of corporations, and shall have such other powers and duties as may be prescribed by the Executive Committee.

           H. Vice Presidents. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Executive Committee, and if not ranked, the Vice President designated by the Executive Committee, shall perform all the duties of the President, and when so acting shall have all the powers and be subject to all the restrictions upon the President. The Vice Presidents shall have such other duties as from time to time may be prescribed for them by the Executive Committee.

           I. Treasurer. The Treasurer shall have the custody of the Company funds and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys, and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Executive Committee. He shall disburse the funds of the Company as may be ordered by the Executive Committee, taking proper vouchers for such disbursements and shall render to the Executive Committee, at its regular meetings, or when the Executive Committee so requires, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Executive Committee, he shall give the Company a bond, in such sum and with such surety or sureties as shall be satisfactory to the Executive Committee, for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

           J. Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Executive Committee, or if there be no such determination, the Assistant Treasurer designated by the Executive Committee, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Executive Committee may from time to time prescribe.

           K. Secretary. The Secretary shall attend all sessions of the Executive Committee and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the Executive Committee. He shall give, or cause to be given, notice of all meetings of the Executive Committee, and shall perform such other duties as may be prescribed by the Executive Committee.

           L. Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Executive Committee, or if there by no such determination, the Assistant Secretary designated by the Executive Committee, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall such other duties and have such other powers as the Executive Committee may from time to time prescribe.

           SECTION 5.8 CONVERSION TO CORPORATE FORM.

           A. So long as Hughes, together with members of its consolidated group for U.S. federal income tax purposes, owns eighty percent (80%) or more of the Percentage Interests of the Company, then, upon the delivery to the Company of written notice from Hughes, the Company shall promptly take any and all acts necessary or deemed advisable by the Executive Committee, such that the Company shall be treated as a corporation for purposes of United States federal, state and local income taxes and other taxes, to the extent applicable.

           B. The Company shall convert, without the consent of any Member, into a corporation prior to any initial public offering of its equity (an "IPO"); provided, however, that this Section 5.8.B shall not be read to require any such conversion in the event of the public offering of securities of any entity other than the Company. For so long as the Darlene Group owns any Equity Interests in the Company, the Company shall not effect (without the consent of the Darlene Member) an IPO that is not a Qualifying IPO.

           C. In the event the Company is converted to a corporate or other legal form, the Members agree to execute a shareholders' or other agreement providing to each of them all of the applicable substantive rights, and agreeing to undertake all of the applicable substantive obligations, set forth in this Agreement except if such conversion is effected in connection with a Qualifying IPO and provided that, subject to Section 13.1, any such agreement shall terminate in connection with any Qualifying IPO.

           D. Other than pursuant to Sections 5.8.A and 5.8.B hereof, the Company may not elect to be treated as a corporation for tax purposes or change the form of its legal existence without the prior written consent of the Darlene Member.

           SECTION 5.9 APPROVAL OF PROGRAMMING AGREEMENTS. The Company shall not, during the Liquidity Period, enter into any material programming agreement or any programming agreement with Globo Communicaoes E Participacoes Ltda., Grupo Televisa, S.A. or any of their respective Affiliates, unless the Executive Committee shall approve or ratify the material terms of such programming agreement. For purposes of this Section 5.9, a "material programming agreement" shall be a programming agreement with an initial term exceeding three (3) years or a programming agreement requiring annual payments by the Company in excess of Four Million Dollars (US$4,000,000).

           SECTION 5.10 OTHER BUSINESS. Except as otherwise provided herein and subject to the terms of any employment or noncompetition agreement with the Company, a Member may engage in or possess an interest in other business ventures (unconnected to the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

           SECTION 5.11 EXCULPATION AND INDEMNIFICATION.

           A. None of the Members, Executive Committee members or Officers (each an "Indemnified Party") shall be liable to the Company or any other Person that has an interest in the Company for any loss, damage or claim (a "Loss") or any expenses or costs associated with a Loss ("Costs") incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement or applicable law. To the fullest extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any Loss or Costs incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement or applicable law, provided, however, any indemnity under this Section 5.11 shall be provided out of and to the extent of the Company assets only, and no Member, Executive Committee member or Officer shall have personal liability on account thereof. The Company shall advance Costs incurred by or on behalf of an Indemnified Party in connection with any loss after receipt by the Company from the Indemnified Party of a statement requesting such advances from time to time, provided that such statement provides reasonable documentary evidence of such Costs and provides a written undertaking by the Indemnified Party to repay any and all advanced Costs in the event such Indemnified Party is ultimately determined not to be entitled to indemnification by the Company.

           B. For the purposes of this Section 5.11, references to "the Company" shall include, in addition to the Company, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, executive committee members, officers or persons performing comparable functions, so that any Person who is or was an executive committee member, officer or person performing a comparable function of such constituent entity shall stand in the same position under the provisions of this
Section 5.11 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

           SECTION 5.12 COVENANT NOT TO COMPETE.

           A. In the event that the Hughes Member or any Affiliate thereof shall acquire directly or indirectly (by purchase, business combination or otherwise) all of the Equity Interests in the Company owned by the Darlene Group for cash or marketable securities (a "Darlene Buyout") then, until the second anniversary of the consummation of the Darlene Buyout, no member of the Darlene Group shall engage, and each member of the Darlene Group shall cause its Affiliates not to engage, in any Competing Business in the Territory, or own any interest in, finance, operate, manage, develop or provide material advice to any entity which engages in any Competing Business in the Territory; provided, however, that this
Section 5.12.A shall not prohibit (i) any activities contemplated by this Agreement (excluding Section 5.10) or (ii) ownership of capital stock or any other type of securities in companies listed on a national securities exchange or national stock quotations system representing less than 2% of the outstanding capital stock or other securities of the issuing entity. Notwithstanding the foregoing, this Section 5.12. shall not prohibit any member of the Darlene Group or its Affiliates from engaging in a Competing Business in the Territory or owning an interest in, financing, operating, managing, developing in a material manner or providing material advice to, any entity or business, which may include a Competing Business, provided that such Person was engaging in, financing, operating, managing, developing in a material manner or providing material advice to any entity in, such Competing Business in the Territory or owned such interest or entity or business prior to and at the time of the Darlene Buyout.

           B. An Additional Member or Substitute Member that is not a Permitted Transferee shall not engage, and shall cause its Affiliates not to engage, in any Additional/Substitute Member Competing Business in the Territory, or own any interest in, finance, operate, manage, develop or provide material advice to any entity which engages in any Additional/Substitute Member Competing Business in the Territory; provided, however, that this Section 5.12.B shall not prohibit
(i) any activities contemplated by this Agreement (excluding Section 5.10) or
(ii) ownership of capital stock or any other type of securities in companies listed on a national securities exchange or national stock quotations system representing less than 2% of the outstanding capital stock or other securities of the issuing entity.

           C. The Members agree that if any provision contained in this Section
5.12 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Members that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Members acknowledge that the Company would be


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
irreparably harmed by any breach of this Section 5.12 and that there would be no adequate remedy at law for any such breach and that money damages would not provide an adequate remedy to the Company, and in recognition of this fact, the Members agree that, in the event of such breach, and in addition to any remedies at law the Company may have, the Company, without posting a bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable relief available, and the Members consent to the entry of any thereof.

           D. The Members acknowledge and agree that the provisions of this
Section 5.12 have been negotiated in good faith by the parties to this Agreement, and are reasonable and are not more restrictive or broader than is necessary to protect the interests of the Company, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein.

           SECTION 5.13 TRANSACTIONS WITH AFFILIATES.

           A. The Company will not and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with: (i) Hughes or a Subsidiary of Hughes (a "Non- NewsCorp Affiliate Transaction") unless either (x) the Darlene Member shall consent in writing thereto or (y) such Non-NewsCorp Affiliate Transaction is Fair to the Company (and the burden of proof shall always be on Hughes for the satisfaction of this clause (y)) or (ii) TNCL or any of its Affiliates other than Hughes and its Subsidiaries (a "News Corp Transaction", and together with a Non- NewsCorp Affiliate Transaction, an "Affiliate Transaction") unless such NewsCorp Transaction is determined to be Fair to the Company by the Audit Committee of the Board of Directors of Hughes (the "Hughes Audit Committee"). Notwithstanding any provision to the contrary in this Section 5.13.A, a Sky Deal shall not be subject to this Section 5.13 and this Section 5.13 shall not apply to the Credit Agreement and other agreements with Hughes and its Subsidiaries as in effect on the Closing Date.

           B. For purposes of Section 5.13.A, "Fair" shall mean that an Affiliate Transaction is fair to the Company (without consideration of other factors affecting Hughes or any of its Affiliates other than the Company) (i) at the time an agreement to effect a Non-NewsCorp Affiliate Transaction is executed and delivered by the Company or (ii) at the time the determination required by
Section 5.13.A is made by the Hughes Audit Committee with respect to a NewsCorp Affiliate Transaction.

           SECTION 5.14 EXPENSES. Executive Committee members shall be reimbursed their reasonable expenses, if any, of attendance at each meeting of the Executive Committee, upon presentation of reasonable documentary evidence of such expenses.

           SECTION 5.15 TELEPHONIC MEETINGS. Executive Committee members may participate in a meeting of the Executive Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

           SECTION 5.16 MINUTES OF THE MEETINGS. The Executive Committee shall keep regular minutes and deliver a copy of the same to the Secretary of the Company.

           SECTION 5.17 BY-LAWS ELIMINATED. The By-laws of the Company in effect prior to the Closing Date are hereby eliminated.

                                   ARTICLE 6
                   TRANSFERS AND ENCUMBRANCES OF LLC INTEREST
                   ------------------------------------------

           SECTION 6.1 TRANSFERS.

           A. No Member or any other holder of an LLC Interest may Transfer all or any portion of its LLC Interest (or any beneficial interest therein) or other Equity Interests in the Company (including voting rights hereunder) except as set forth in this Article VI. Any purported Transfer which is not in accordance with this Article VI shall be null and void ab initio.

           B. Hughes may not Transfer all or any portion of its direct or indirect Equity Interests in the Company other than (i) a Transfer by the Hughes Member or any Member that is an Affiliate of Hughes in accordance with this
Article VI or (ii) with the prior written consent of the Darlene Member.

           SECTION 6.2 ENCUMBRANCES. Except as set forth in this Agreement, no Member may create an Encumbrance affecting all or any portion of its LLC Interest (or any beneficial interest therein) or other Equity Interests in the Company unless the Executive Committee consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Executive Committee. Any purported Encumbrance that is not in accordance with this Agreement shall be null and void ab initio.

           SECTION 6.3 TRANSFERS OF LLC INTERESTS AND OTHER EQUITY INTERESTS.

           A. Transfers to Permitted Transferees. Any Member may Transfer all or any portion of its LLC Interest or other Equity Interests in the Company to a Permitted Transferee at any time subject to Section 6.3.F hereof. The admission of any such Permitted Transferee (and any subsequent Permitted Transferee) to the Company as a Substitute Member shall be governed by Section 10.2 hereof and such Permitted Transferee shall also be bound by the restrictions on Transfers of LLC Interests and other Equity Interests set forth herein. Notwithstanding any such Transfer by the Hughes Member or its Affiliates or any member of the Darlene Group, the rights provided under this Agreement to Hughes and its Affiliates and the Darlene Group shall remain exercisable only by the Hughes Member and the Darlene Member.

           B. Transfers Prior to the Liquidity Period. From the date of this Agreement until the first anniversary of the Closing Date, the Hughes Member may, at any time, sell, transfer or otherwise dispose of (for the avoidance of doubt, such a sale, transfer or other disposition does not include a disposition by hypothecation) ("Sell" and any such sale, transfer or disposition, a "Sale";

"Sold" to have the correlative meaning) Equity Interests in the Company subject to Sections 6.3.F and 6.4 hereof. From the date of this Agreement until the first anniversary of the Closing Date, no other Member may Transfer Equity Interests in the Company except in accordance with Sections 6.3.A, 6.3.E and 6.3.F.

           C. Transfers During the Liquidity Period. After the first anniversary of the Closing Date and prior to the expiration of the Liquidity Period, no Member may Transfer any of its Equity Interests except in accordance with Sections 6.3.A, 6.3.E, 6.3.F, 6.5, 6.6 and 6.7 hereof.

           D. Transfers After Termination of the Liquidity Period. From and after the termination of the Liquidity Period, any Member or other holder of an LLC Interest may Transfer Equity Interests in the Company, subject to Section 6.3.F hereof; provided, however, that, except as provided in Section 6.7 hereof, no such Transfer may be made by any Member to a Competing Business or Affiliate thereof or by any Additional or Substitute Member to an Additional/Substitute Member Competing Business.

           E. Other Transfers.

                (i) The Darlene Member and its Affiliates that are Members may, in connection with a bona fide financing, at any time, assign, transfer, hypothecate, rehypothecate or otherwise dispose of its rights set forth in
Section 6.5 hereof to one or more bona fide financial institutions, and, in connection therewith, all or a portion of such Member's Equity Interests (or successor interests) may be pledged, or a security interest otherwise granted therein, to one or more bona fide financial institutions for the benefit of such bona fide financial institutions; provided, however, that the transferees of such interests shall be subject to the same terms applicable to the Darlene Member with respect to such interests, including the provisions set forth in
Section 6.5 hereof.

                (ii) The Hughes Member and its Affiliates that are Members may, in connection with a bona fide financing, at any time, assign, transfer, hypothecate, rehypothecate or otherwise dispose of any or all of its interest in the Company to one or more bona fide financial institution, and, in connection therewith, all or a portion of such Member's membership interests (or successor interests) may be pledged, or a security interest otherwise granted therein, to one or more bona fide financial institutions for the benefit of such bona fide financial institutions; provided, however, that the transferees of such interests shall be subject to the same terms applicable to the Hughes Member with respect to such interests, including the provisions set forth in Section
6.5 hereof.

           F. Transfer Conditions. Except pursuant to Section 5.8 hereof, no Transfer of any LLC Interest or other Equity Interests of the Company shall be permitted pursuant to this Section 6.3, and any such purported Transfer shall be null and void ab initio, unless such Transfer satisfies each of the following conditions:

                (i) Such Transfer does not require the registration of such LLC Interest or other Equity Interests pursuant to any applicable federal or state securities laws;

                (ii) Such Transfer does not, in the opinion of the Tax Matters Partner (or its counsel), cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

                (iii) Such Transfer does not cause the Company to become a "Publicly Traded Partnership," as such term is defined in Section 469(k)(2) or 7704(b) of the Code;

                (iv) Such Transfer does not cause the Company to (A) have more than one hundred (100) "partners" (for purposes of this Section 6.3.F(iv), the term "partners" includes those Persons indirectly owning an LLC Interest in the Company through a partnership, limited liability company, "S" corporation or grantor trust (each such entity, a "flow-through entity"), but only if substantially all of the value of such Person's interest in the flow-through entity is attributable to the flow-through entity's LLC Interest (direct or indirect) in the Company) or (B) have more than five hundred (500) partners (for purposes of this Section 6.3.F(iv), the term "partners" includes those persons indirectly owning an interest in the Company through a flow-through entity);

                (v) Such Transfer does not involve LLC Interests or other Equity Interests being traded on an "established securities market" or a "secondary market or the substantial equivalent thereof" as those terms are defined in Regulations Section 1.7704 1 (in addition, such Transfers shall not be "recognized" (as that term is defined in Regulations Section 1.7704 1(d)(2)) by the Company);

                (vi) Such Transfer does not result in a violation of applicable laws;

                (vii) Such Transfer does not cause the Company to become subject to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

                (viii) Any restrictions on Transfers contained in this Agreement are complied with, and any conditions to Transfers contained in this Agreement are met;

                (ix) Such Transfer is not made to any Person who lacks the legal right, power or capacity to own such LLC Interest or other Equity Interests;

                (x) The Executive Committee reasonably determines that any proposed transferee pursuant to Section 6.3.D hereof is not engaged, nor is any Affiliate thereof engaged, in a Competing Business if the Transferring Member is the Hughes Member, the Darlene Member or any of their Permitted Transferees or otherwise, an Additional/Substitute Member Competing Business in the Territory if such Transfer would not be permitted under Section 6.3.D;

                (xi) The Executive Committee and each Member receives written instruments evidencing the proposed transferee's consent to be bound, as an Assignee, by this Agreement and by all other then-existing agreements among all Members, as applicable, which instruments shall be in form and content reasonably acceptable to the Executive Committee; and

                (xii) Notwithstanding the foregoing, clauses (ii) through (v) shall only be in effect during such time as the Company is taxed as a partnership for federal or state income tax purposes. G. Admission of Substitute Members. The admission of any Permitted Transferee, to whom LLC Interests have been transferred in accordance with this Agreement, to the Company as a Substitute Member shall be governed by Section 10.2 hereof and such Permitted Transferee shall also be bound by the restrictions on Transfers of LLC Interests set forth in this Section 6.3.

           SECTION 6.4 TAG ALONG RIGHTS PRIOR TO THE FIRST ANNIVERSARY OF THE CLOSING DATE.

           A. If, prior to the first anniversary of the Closing Date, the Hughes Member and any of Hughes' Affiliates that are Members (collectively, the "Selling Holders") propose to Sell, in one transaction or a series of related transactions, at least twenty-five percent (25%) of the aggregate Equity Interests held by Hughes and such Affiliates in the Company, other than to an Affiliate of such Selling Holder, then if the Darlene Member or any Member of the Darlene Group shall own any Equity Interests in the Company at such time, the Selling Holders shall not Sell such Equity Interests unless the terms and conditions of such Sale to the Proposed Purchaser shall include (i) a purchase price for such Equity Interests that implies a total value of the outstanding Equity Interests in the Company of at least One Billion Two Hundred Fifty Million Dollars (US$1,250,000,000) in excess of the Hughes Excluded Equity Amount and (ii) a requirement that the Proposed Purchaser offer to the Darlene Member the right to include, at the option of the Darlene Member, in the Sale to the Proposed Purchaser, in accordance with this Section 6.4, the same proportion of Equity Interests owned by the members of the Darlene Group in accordance with and subject to the provisions of this Section 6.4 (a "Qualified Offer"). The Selling Holder(s) shall cause the Qualified Offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Equity Interests from the Darlene Group according to the terms and conditions of Sections 6.4.B and 6.4.C hereof) and shall deliver written notice of the Qualified Offer (the "Tag-Along Notice") to the Darlene Member. The Tag-Along Notice shall be accompanied by a copy of the Qualified Offer. Within ten (10) Business Days after receipt of the Tag-Along Notice, the Darlene Member may accept the offer included in the Tag-Along Notice for such Equity Interests as is determined in accordance with the provisions of Section 6.4.B hereof by delivering written notice of such acceptance to the Selling Holder together with the documentation necessary to effectuate such sale, and a limited power-of-attorney authorizing the Selling Holders to Sell the Equity Interests to be sold pursuant to the terms of the Qualified Offer. A failure to deliver such written notice within ten (10) Business Days shall be deemed an irrevocable waiver of Darlene's Tag-Along Right.

           B. The Darlene Member shall have the right (the "Tag-Along Right") pursuant to Section 6.4.A hereof, to Sell in the event of a proposed Sale pursuant to the Qualified Offer, Equity Interests equal to the product of (i) the amount of Equity Interests to be acquired by the Proposed Purchaser and (ii) a fraction, the numerator of which shall be the aggregate amount of Equity Interests then owned by the Darlene Member and the other members of the Darlene Group, and the denominator of which shall be the aggregate amount of Equity Interests then owned by the Selling Holders and Darlene and its Affiliates collectively. The Selling Holders shall have the right, pursuant to Section 6.4.A hereof, to Sell pursuant to the Qualified Offer, the aggregate amount of equity to be acquired by the Proposed Purchaser minus the amount thereof to be sold by the Darlene Member and its Affiliates in connection with the exercise of rights pursuant to this Section 6.4.

           C. The Sale by the Darlene Member and the other members of the Darlene Group pursuant to this Section 6.4 shall be on all of the same terms and conditions, including price, form of consideration, scope of representations, indemnification and the date of Sale, that apply to the Selling Holders and are stated in the Qualified Offer accompanying the Tag-Along Notice provided to them.

           D. Notwithstanding any provision to the contrary in this Section 6.4, if the Darlene Member exercises its Tag-Along Right hereunder, and the cash proceeds to be received by the Darlene Member and the other members of the Darlene Group in respect thereof shall not equal or exceed the cash proceeds that the Darlene Member would have received in respect of a like number of shares if there would have been a Complete Sale during the period beginning the date of the Closing and ending on the first anniversary thereof for cash in an amount implying a per-share value equal to the per-share purchase price specified in or determinable from the Qualified Offer (the difference of such aggregate cash proceeds to be received pursuant to exercise of the Tag-Along Right and to such proceeds as would have been received in such Complete Sale in respect of a like number of shares, the "Tag-Along Shortfall"), then the Hughes Member and its Affiliates shall not consummate such Sale unless, contemporaneously with the consummation thereof, Hughes shall cause to be paid to the Darlene Member an amount in cash in immediately available funds equal to the Tag-Along Shortfall.

           E. If the Darlene Member elects not to exercise its Tag-Along Right under this Section 6.4, the Darlene Member shall have a Call Right with respect to the Equity Interests proposed to be sold by any Selling Holder, on the same terms and conditions as contemplated in Section 6.5 hereof.

           F. Any and all Equity Interests in the Company Sold by Hughes or any of its Affiliates pursuant to this Section 6.4 or otherwise prior to the first anniversary of the Closing Date shall, for purposes of Sections 6.6 and 6.7 hereof, be treated as still owned by the Hughes Member and not Sold.

           G. The provisions of Section 6.4.A through 6.4.F hereof shall operate exclusively to the benefit of the Darlene Group, are nontransferable outside of the Darlene Group and shall become void and of no further force or effect as such time as no member of the Darlene Group is a Member.

           SECTION 6.5 RIGHTS TO CAUSE A LIQUIDITY EVENT.

           A. Liquidity Event. From the first anniversary of the Closing through and including the sixth anniversary of the Closing (the "Liquidity Period"), either the Hughes Member or the Darlene Member (the "Triggering Party") shall have the right to deliver a notice in writing (the "Trigger Notice") to the other (the "Nontriggering Party") that the Triggering Party desires to use its commercially reasonable efforts to either: (i) cause the Company to complete a Qualifying IPO or (ii) cause the Company to enter into a Complete Sale. More than one Trigger Notice may be given, although no Trigger Notice shall be effective sooner than three months following the later to occur of (x) delivery of the preceding Trigger Notice and (y) the conclusion of the process for determination of Fair Market Value pursuant to Section 6.8 hereof in connection with the delivery of the preceding Trigger Notice.

           B. Call Right.

                (i) If a Trigger Notice is delivered, the Nontriggering Party shall have the right, for a period of 30 days after delivery of the Trigger Notice by the Triggering Party, to initiate, by delivering a notice in writing to the Triggering Party, an appraisal of the Fair Market Value of all the Equity Interests of the Company as provided in Section 6.5.B(ii) hereof (the "Appraisal Process"), and as therein provided, to exercise the Call Right. The Triggering Party shall not, during the pendency of the Appraisal Process or a Call Right, cause to be consummated the applicable Liquidity Event or enter any binding agreement with respect thereto.

                (ii) Upon initiation of the Appraisal Process:

                     (a) The Parties shall cause the Fair Market Value of all of the Equity Interests in the Company to be determined in accordance with Section
6.8 hereof.

                     (b) If the determination of Fair Market Value of all the Equity Interests in the Company shall indicate that the Equity Value of the Company is in excess of One Billion Two Hundred Fifty Million Dollars (US$1,250,000,000), the Nontriggering Party shall have the right, exercisable by written notice delivered (the "Call Right Exercise Notice") to the Triggering Party not later than twenty (20) days after the determination of Fair Market Value (the "Call Right"), to acquire all, but not less than all, of the Triggering Party's Equity Interests in the Company (the "Call Purchase") upon payment, in accordance herewith, in immediately available funds of a purchase price equal to:

If the Hughes Member is exercising the Call Right, the greater of: (x) the amount the Darlene Group would have received in payment for its Equity Interests in the Company, in accordance with Section 6.6.B hereof, as if there had been a Complete Sale of all the Equity Interests in the Company for cash at the Fair Market Value determined in the Appraisal Process, including the effect of the Darlene Floor Value if relevant, and taking into account the Darlene Member's right to acquire additional Equity Interests in the Company under Section 4.7.D hereof, if relevant, and (y) the Darlene Minimum Amount at such time.

If the Darlene Member is exercising the Call Right, the amount the Hughes Member and its Affiliates would have received in payment for its Equity Interests in the Company (other than any Excluded Equity), in accordance with Section 6.6.B hereof, as if there had been a Complete Sale of all the Equity Interests in the Company for cash at the Fair Market Value determined in the Appraisal Process. For avoidance of doubt the determination of such amount shall give effect to the Darlene Floor Value, if relevant, and take into account the Darlene Member's right to acquire additional Equity Interests in the Company under Section 4.7.D hereof, if relevant.

                     (c) At or prior to the consummation of such Call Purchase:
(1) any guarantees by, or other financial obligations of, the Triggering Party in favor of the Company and/or its Subsidiaries shall be released or indemnified in a manner reasonably satisfactory in form and substance to the Triggering Party, (2) any outstanding indebtedness of the Company and/or its Subsidiaries payable to the Triggering Party and its Affiliates shall be repaid in full or acquired by the Member exercising the Call Right by payment to the Triggering Party, in immediately available funds, of an amount equal to the unpaid balance of principal under such indebtedness together with accrued and unpaid interest thereon, (3) if the Triggering Party is the Hughes Member, all Excluded Equity shall be acquired by the Darlene Member for a cash amount equal to the Hughes Excluded Equity Amount and (4) if any indebtedness is acquired by the Member exercising the Call Right pursuant to clause (2), the Triggering Party shall transfer and assign to the Member exercising the Call Right all such indebtedness and the Member exercising the Call Right shall use its commercially reasonable efforts to obtain releases of guarantees and other obligations of the Triggering Party in connection therewith in form and substance reasonably satisfactory to the Triggering Party; provided, however, that in the event and to the extent that the Member exercising the Call Right shall not cause the Triggering Party to be so released, effective upon the consummation of the Call Purchase, the Member exercising the Call Right (or if such Member is the Hughes Member Hughes), shall indemnify and hold harmless the Triggering Party (in accordance with the procedures for indemnification established in Section 6.2 of the Master Contribution Agreement) from any Losses arising from such guarantees and other financial obligations. The Darlene Member, if it shall be the Party exercising the Call Right, shall provide to the Hughes Member such other assurances that the Darlene Member is able to satisfy such indemnification obligations as the Hughes Member may, from time to time, reasonably request including a letter of credit in form and substance reasonably satisfactory to the Hughes Member.

                     (d) The Call Purchase shall be consummated as promptly as is practicable after the Call Right is exercised and the exercise price thereof established, subject to receipt of any material regulatory approvals required to consummate the Call Purchase. Hughes and each of the Members shall use, and shall use commercially reasonable efforts to cause each of their respective Affiliates to use, its commercially reasonable efforts (i) to obtain promptly all required regulatory approvals, (ii) to make timely filings pursuant to the Hart-Scott-Rodino Act in connection with the Call Purchase (the initial filing in no event to be made later than 20 days after delivery of the Call Right Exercise Notice), if such filings are required, and (iii) to consummate such purchase and the related transactions set forth in Section 6.5.B(ii) hereof. At the closing of the Call Purchase, the Triggering Party shall deliver to the Member exercising the Call Right certificates representing the Equity Interests to be transferred, duly endorsed and in proper form for transfer (or, in the case of any Equity Interests not represented by a certificate, appropriate evidence of the registration of transfer or other transfer of such interest, including evidence of each related filing and/or approval in accordance with applicable Law), appropriate documentation in connection with any other interests to be transferred and such other documents and instruments as may reasonably be requested by Party exercising the Call Right in connection therewith. If the Call Purchase has not been consummated within twenty (20) days after the later to occur of (i) delivery of the Call Right Exercise Notice or
(ii) the date of completion of all actions required pursuant to Section 6.5.B(ii)(d) hereof within the control of the Triggering Party, the Call Right shall be deemed not exercised and the associated Call Purchase shall not be consummated.

           C. Failure to Exercise Call Right; Consummation of Complete Sale or Qualifying IPO. If the Call Right has not been exercised by the latest date permitted by Section 6.5.B(ii)(b) hereof or is deemed not exercised pursuant to
Section 6.5.B(ii)(d) hereof, and either the Hughes Member or the Darlene Member shall thereafter notify the other in writing that it desires to consummate the applicable Liquidity Event (a "Liquidity Consummation Notice"), then the Members shall cooperate and use their respective commercially reasonable efforts to cause the Company to complete the applicable Liquidity Event as expeditiously as practicable in accordance with this Section 6.5.C; provided, however, that:

                (i) no such Liquidity Event shall be consummated unless and until all guarantees or other financial obligations of each of the Hughes Member, the Darlene Member and their respective Affiliates in favor of, or for the benefit of, the Company or its Subsidiaries shall be released or indemnified to the reasonable satisfaction of such Member, respectively; and

                (ii) the Hughes Member shall have the right to veto consummation of any Complete Sale in respect of which the Darlene Member has delivered to the Hughes Member the applicable Liquidity Consummation Notice if the applicable cash purchase price payable in connection with such Complete Sale (without giving effect to debt to be assumed by the proposed purchaser in connection with such Complete Sale) minus the Hughes Excluded Equity Amount shall be less than One Billion Two Hundred Fifty Million Dollars (US$1,250,000,000). The Hughes Member may exercise such veto by delivery to the Darlene Member of notice in writing at any time within five (5) days after delivery to the Hughes Member of the applicable Liquidity Consummation Notice, in which case such Complete Sale shall not thereafter be consummated. In the event such a veto is exercised by the Hughes Member with respect to a bona fide offer to acquire the Company in a Complete Sale that had been received from a third party, the proceeds that the Darlene Member would have received pursuant to Section 6.6 hereof in the event such Complete Sale had been consummated shall be the "Darlene Floor Value." The Darlene Floor Value, once established, shall not thereafter be changed by any subsequent exercises by the Hughes Member of its veto right hereunder.

           SECTION 6.6 COMPLETE SALE; QUALIFYING IPO.

           A. Complete Sale Prior to Liquidity Period. In the event a Liquidity Event (other than a Qualifying IPO) is consummated during the period beginning on the Closing Date and ending on the first anniversary thereof, the Members shall cause the following sequence of events to occur, as promptly as practicable thereafter:

                (i) First, the aggregate amount of the net proceeds, whether in cash, property or securities, to be paid to each of the Members and their respective Affiliates in connection with such Liquidity Event in respect of their respective ownership of Equity Interests and debt of the Company and its Subsidiaries shall be determined. The aggregate amount of such net proceeds to be paid to the Hughes Member, the Darlene Member and their respective Affiliates is referred to as the "Early Sale Proceeds."

                (ii) Second, the Early Sale Proceeds, to the extent sufficient therefor, shall be applied to pay (x) the New Hughes Financing Amount, (y) the Darlene Minimum Amount, and (z) the New Darlene Financing Amount on a pro rata basis in proportion to the amount of each.

                (iii) Third, the amount, if any, of any Early Sale Proceeds remaining after payment of the New Hughes Financing Amount, the Darlene Minimum Amount and the New Darlene Financing Amount (the "Early Equity Proceeds"), shall be applied as follows, to the extent sufficient therefor:

                     (a) First, Early Equity Proceeds shall be paid to the Hughes Member and the Darlene Member, pro rata, in a percentage equal to (x) the Hughes Share plus 13% but no more than 100% and (y) the Darlene Share minus 13% but no less than 0%, respectively, until the Hughes Member shall have received a portion of the Early Equity Proceeds equal to Two Billion Two Hundred Million Dollars (US$2,200,000,000); and

                     (b) Second, any remaining Early Equity Proceeds (after application of subparagraph (a) above) shall be paid to each of the Hughes Member and the Darlene Member pro rata in proportion to the Hughes Share and the Darlene Share, respectively.

                (iv) Fourth, amounts determined in Section 6.6.A(i) hereof to be payable to Members other than the Darlene Member, the Hughes Member and their respective Affiliates shall be paid to the applicable Members.

           B. Complete Sale During Liquidity Period. In the event a Liquidity Event (other than a Qualifying IPO) is consummated during the Liquidity Period, the Members shall cause the following sequence of events to occur as promptly as practicable thereafter (provided, however, that, in the event a Darlene Floor Value shall have been established, if the Darlene Floor Value exceeds the amount that the Darlene Member would receive pursuant to this Section 6.6.B, then Hughes shall pay to the Darlene Member in cash in immediately available funds the amount of such excess upon the consummation of the Complete Sale):

                (i) First, the aggregate amount of the net proceeds to be paid to each of the Members and their respective Affiliates in respect of their respective ownership of Equity Interests and debt of the Company, whether in cash, property or securities shall be determined. The aggregate amount of such net proceeds to be paid to the Hughes Member, the Darlene Member and their respective Affiliates is referred to as the "Sale Proceeds".

                (ii) Second, the Sale Proceeds, to the extent sufficient therefor, shall first be applied to pay (x) the New Hughes Financing Amount and
(y) the New Darlene Financing Amount, on a pro rata basis in proportion to the amount of each.

                (iii) Third, the amount, if any, of Sale Proceeds remaining after payment of the New Hughes Financing Amount and the New Darlene Financing Amount (the "Equity Proceeds") shall be applied as follows, to the extent sufficient therefor:

                     (a) First, the Darlene Member shall be paid a portion of the Equity Proceeds equal to the Darlene Minimum Amount;

                     (b) Second, any remaining Equity Proceeds (after application of subparagraph (a) above) shall be paid to the Hughes Member and the Darlene Member, pro rata, in a percentage equal to (x) the Hughes Share plus 13% but no more than 100% and (y) the Darlene Share minus 13% but no less than 0%, respectively, until the Hughes Member shall have received a portion of the Equity Proceeds (including amounts paid under subparagraph (a) above) equal to Two Billion Two Hundred Million Dollars (US$2,200,000,000); and

                     (c) Third, any remaining Equity Proceeds (after application of subparagraphs (a) and (b) above) shall be paid to each of the Hughes Member and the Darlene Member pro rata in proportion to the Hughes Share and the Darlene Share, respectively.

                (iv) Fourth, amounts determined in Section 6.6.B(i) hereof to be payable to Members other than the Darlene Member, the Hughes Member and their respective Affiliates shall be paid to the applicable Members.

           C. Qualifying IPO. In the event that a Qualifying IPO is consummated prior to the end of the Liquidity Period:

                (i) First, the underwriter(s) for the Qualifying IPO shall determine, in consultation with the Hughes Member and the Darlene Member, (x) the aggregate size of the offering, what portion should be primary ("Primary Proceeds") and what portion, if any, should be secondary ("Secondary Proceeds"),
(y) the aggregate amount of the Primary Proceeds that may be applied to repay the New Debt (excluding the Hughes Excluded Equity Amount), with such repayment to be made pro rata to the holders thereof in proportion to the New Debt (excluding the Hughes Excluded Equity Amount) held by each ("Primary Proceeds Repayment"), and (z) the aggregate amount of the New Debt (excluding the Hughes Excluded Equity Amount) that may remain outstanding as debt of the Company, after the Qualifying IPO (which shall consist of portions of the New Hughes Financing Amount (excluding the Hughes Excluded Equity Amount) and New Darlene Financing Amount in proportion to the respective amount of each), in order to maximize the value of the Company's common equity (such portion thereof owed to the Hughes Member or its Affiliates is referred to as "Remaining Hughes Debt" and such portion thereof, if any, owed to Darlene or its Affiliates is referred to as "Remaining Darlene Debt").

                (ii) Second, simultaneously with the closing of the Qualifying IPO, the Executive Committee shall cause the Company to either: (x) make the Primary Proceeds Repayment, retain any Remaining Hughes Debt and Remaining Darlene Debt and cause any other portion of the New Hughes Financing Amount (excluding the Remaining Hughes Debt and the Hughes Excluded Equity Amount) and any other portion of the New Darlene Financing Amount (excluding the Remaining Darlene Debt) to be converted into common equity of the Company at the initial public offering price ("IPO Price"), or (y) convert the entire New Hughes Financing Amount (excluding the Hughes Excluded Equity Amount) and the New Darlene Financing Amount into common equity of the Company at the IPO Price.

                (iii) Third, if Darlene's Equity Interests in the Company, valued at the IPO Price (the "Darlene IPO Value"), shall have a value that is less than the amount Darlene would receive pursuant to Section 6.6.B hereof in the event of a Complete Sale (without giving effect to the Qualified IPO) of all of the Equity Interests in the Company at the per-share IPO Price (and assuming the repayment of all New Debt, excluding the Hughes Excluded Equity Amount), taking into account the Darlene Floor Value, if relevant (the "Darlene IPO Complete Sale Amount"), then, immediately prior to the closing of such Qualifying IPO, Hughes shall transfer to the Darlene Member a number of shares of the Hughes Member's or its Affiliates Equity Interests in the Company equal in value (at the IPO Price) to the amount by which the Darlene IPO Complete Sale Amount exceeds the Darlene IPO Value. For the avoidance of doubt, the Hughes Member and the Darlene Member acknowledge that the Darlene IPO Complete Sale Amount shall be calculated after giving effect to the value recovery by the Hughes Member of the Hughes Excluded Equity Amount.

           D. Value of Publicly Traded Securities or Other Property. For purposes of Sections 6.6.A, 6.6.B, 6.8.A and 6.8.B hereof, publicly traded securities shall be deemed valued in accordance with the valuation method prescribed in the agreement governing such sale or, if not so prescribed, equal to the average closing price over the five (5)-day period ending on the day immediately prior to the closing of such sale, and other property or securities shall be deemed valued at the fair market value thereof as determined in good faith by the Hughes Member and the Darlene Member.

           E. Failure of Liquidity Event to Occur During Liquidity Period. If at the expiration of the Liquidity Period no Liquidity Event shall have been consummated, Hughes shall, as soon as practicable thereafter, unless notified in writing by the Darlene Member that it is waiving its rights under this Section 6.6.E, pay to the Darlene Member in immediately available funds an amount equal to the Darlene Floor Value (if and only to the extent that such Darlene Floor Value shall have been established) upon delivery to the Hughes Member of all of the Equity Interests in the Company owned by the Darlene Member and its Affiliates. For avoidance of doubt, the Parties acknowledge that, in the event no Darlene Floor Value shall then have been established, Hughes shall have no such obligation pursuant to this Section 6.6.E regardless of whether a Liquidity Event shall have occurred.

           SECTION 6.7 SKY DEAL.

           A. Limitation on Sky Deal. Any combination of the business or operations of the Company (by merger, consolidation, sale, acquisition or otherwise) with substantially all of the Sky Business or the operations of Sky, in one or more transactions (collectively, a "Sky Deal") shall be consummated only if the following conditions are satisfied: (x) the Audit Committee of the Board of Directors of Hughes shall have approved the Sky Deal, (y) upon consummation of a Sky Deal involving the business or operations of both Innova
S. de R.L. de C.V. and NetSat Servicios Ltda., the Darlene Group's percentage share of the Equity Interests of the Company (or, in the event the Company merges with or into another entity or sells all or substantially all of its assets to another entity in connection with a Sky Deal, such surviving or successor entity) shall not be less than 7% (or a proportionate lesser amount if the Darlene Group shall have transferred any of its Equity Interests in the Company prior to consummation of the Sky Deal) and (z) upon consummation of a Sky Deal which does not involve the business or operations of both Innova S. de. R.L. de C.V. and NetSat Servicios Ltda., the Darlene Group's percentage share of the Equity Interests of the Company (or, in the event the Company merges with or into another entity or sells all or substantially all of its assets to another entity in connection with a Sky Deal, such surviving or successor entity) shall not be less than 10% (or a proportionate lesser amount if the Darlene Group shall have transferred any of its Equity Interests in the Company prior to consummation of the Sky Deal). Notwithstanding the foregoing, the provisions in this Section 6.7.A shall not apply to a Failed Funding Liquidity Event.

           B. The Darlene Member's Sky Put Right. The Darlene Member may require Hughes to purchase (x) all, but not less than all, of the Darlene Group's Equity Interests in the Company (or the surviving entity of a Sky Deal) and (y) all outstanding indebtedness of the Company and its Subsidiaries payable to the Darlene Member or any of its Affiliates, if (a) a Sky Deal shall be consummated and a Liquidity Event (other than a Failed Funding Liquidity Event) shall not, prior thereto, have occurred or (b) there is an unfair shift of value away from the Company because of actions or inactions of Hughes, its Affiliates and/or News and that reasonably can be considered different from actions or inactions that would have been pursued if there were no News Deal (the "Sky Put Right"). A Sky Put Right arising pursuant to this Section 6.7.B shall be exercisable only one time, and only under the circumstances set forth in Section 6.7.B(i), 6.7.B(ii) or 6.7.B(iii) hereof, subject to the exercise by Hughes of the Sky Call Right pursuant to Section 6.7.C hereof before consummation of the Sky Put Right. A Sky Put Right exercised in connection with the circumstances described in clause (b) above shall be exercisable through the sixth anniversary of the Closing Date.

                (i) If a Sky Deal shall be consummated and, upon such consummation, the aggregate Equity Interests of Hughes and its Subsidiaries in the surviving entity shall be less than 20% of the issued and outstanding Equity Interests, the Sky Put Right exercisable in the circumstances described in clause (a) of the preceding paragraph shall remain exercisable for a period of two (2) years after the closing of the Sky Deal.

                (ii) If there is an unfair shift of value away from the Company because of actions or inactions of Hughes, its Affiliates and/or News and that reasonably can be considered different from actions or inactions that would have been pursued if there were no Sky Deal, the Sky Put Right exercisable in the circumstances described in clause (a) of first paragraph of this Section 6.7.B shall remain exercisable through the sixth anniversary of the Closing Date.

                (iii) If the provisions of clauses (i) and (ii) of this Section 6.7.B both apply, the Sky Put Right shall remain exercisable until the Sky Put Right is no longer in effect under either clause.

                (iv) The Darlene Member may exercise its Sky Put Right by delivery to the Hughes Member of written notice of exercise, in which case, upon the closing thereof and upon delivery by the Darlene Member of all of the Equity Interests of the Darlene Group in the Company, Hughes shall pay to the Darlene Member Two Hundred Million Dollars (US$200,000,000) as consideration for the Darlene Group Equity Interests in the Company plus the unpaid principal balance of all outstanding indebtedness of the Company and its Subsidiaries payable to the Darlene Member or any of its Affiliates together with accrued and unpaid interest thereon in immediately available funds not later than one hundred twenty (120) days after the Darlene Member delivers such written notice of exercise of such Sky Put Right.

                (v) The Darlene Member may, at any time, irrevocably waive the Sky Put Right by delivering notice in writing to the Hughes Member.

           C. Hughes' Sky Call Right. At any time that the Darlene Member shall have a Sky Put Right, notwithstanding any prior receipt by the Hughes Member of notice from the Darlene Member of its intent to exercise the Sky Put Right, Hughes shall have a right coterminous therewith, to acquire (a) all of the Darlene Group's Equity Interests in the Company and (b) all outstanding indebtedness of the Company and any of its Subsidiaries payable to the Darlene Member or its Affiliates upon payment in immediately available funds, as herein provided, of Four Hundred Million Dollars (US$400,000,000) as consideration for the Darlene Group's Equity Interests in the Company plus the unpaid balance of principal under such indebtedness together with accrued and unpaid interest thereon (a "Sky Call Right"), and Hughes shall thereupon purchase and pay such amount to the Darlene Member upon delivery of such Equity Interests, which shall occur not later than one hundred twenty (120) days after Hughes Member delivers to the Darlene Member a written notice that it is exercising such Sky Call Right. The Darlene Member's Sky Put Right shall be permanently extinguished upon payment to the Darlene Member in immediately available funds of the amount herein provided upon exercise by Hughes of Hughes' Sky Call Right.

           D. Closing of Sky Put Right or Sky Call Right Exercise. The completion of closing of any sale and purchase upon exercise of a Sky Put Right or Sky Call Right shall occur at a place to be agreed upon by the Darlene Member and Hughes (and if not so agreed, at the offices of U.S. counsel to the selling Member) on a date and at a time agreed upon by the Darlene Member and Hughes (and if not so agreed, at 10:00 a.m. on the latest date for the closing of such Sky Put Right or Sky Call Right provided in Section 6.7.B or 6.7.C hereof, respectively). At such closing, the Darlene Member shall deliver to Hughes certificates representing the Equity Interests to be transferred, duly endorsed and in proper form for transfer (or, in the case of any Equity Interests not represented by a certificate, appropriate evidence of the registration of transfer or other transfer of such interest, including evidence of each related filing and/or approval in accordance with applicable law) and such other documents and instruments as may reasonably be requested by Hughes in connection therewith.

           E. Liquidity Right, After a Sky Deal. Hughes and the Darlene Member agree that if a Sky Deal occurs prior to the consummation of a Liquidity Event, subject to the next sentence, the Darlene Member shall continue to have rights comparable to those rights set forth in Section 6.4, 6.5 and 6.6 and the Darlene Member shall continue to have the rights set forth in this Section 6.7. If a Sky Deal is completed, Hughes and the Darlene Member agree to determine in good faith the modifications necessary to the provisions set forth in Sections 6.4,
6.5 and 6.6 in order to implement comparable provisions to such terms that would apply to a Qualified Offer or a Liquidity Event with respect to the Equity Interests in the surviving entity of the Sky Deal, after considering the terms of the Sky Deal applicable to Hughes and the Darlene Member (but not limiting the rights hereunder). Hughes and the Darlene Member further agree that the modifications to Section 6.6 would include modifying the definition of New Hughes Financing Amount to exclude the Hughes Guaranty Obligations and increasing the $2,200,000,000 amount reflected in Section 6.6A and 6.6B to an amount equal to the sum of (x) $2,200,000,000, (y) 100% of the amounts, if any, paid by Hughes or its Affiliates (and not reimbursed or repaid to Hughes or its Affiliates by the Company or its Subsidiaries) under the HBO Guaranty and the Disney Guaranty and (z) 19% of the amount, if any, paid by Hughes or its Affiliates (and not reimbursed or repaid to Hughes or its Affiliates by the Company or its Subsidiaries) under the PAS Guaranty.

           SECTION 6.8 VALUATION PROCEDURE. In the event the Fair Market Value is to be determined pursuant to this Agreement:

           A. As soon as is practicable after the receipt of any notice of an intent to convert debt to equity pursuant to Section 4.7 hereof or notice initiating the Appraisal Process pursuant to Section 6.6 hereof or to otherwise determine the fair market value of assets under this Agreement, the Hughes Member and the Darlene Member shall confer in good faith and use their commercially reasonable efforts to determine the fair market value of the equity of the Company based on a fully-distributed public market valuation (which valuation shall not give effect to any illiquidity, minority interest, or related discount), on the applicable date (the "Fair Market Value"); provided, however, that if the Hughes Member and the Darlene Member are unable to agree on the Fair Market Value within thirty (30) days after delivery of any such notice, or earlier, if they shall so agree, then the Hughes Member and the Darlene Member shall consult for the purpose of appointing a mutually acceptable qualified independent expert (the "Expert") who shall determine the Fair Market Value as soon after such Expert's appointment as is reasonably practicable.

           B. If the Hughes Member and the Darlene Member shall be unable to agree on a single Expert within fifteen (15) Business Days, the Fair Market Value shall be determined as follows:

                (i) each of the Hughes Member and the Darlene Member shall select one Expert (together, the "Initial Experts") not later than three (3) Business Days after the expiration of such fifteen (15) Business Day period (or agreed upon shorter period). The Initial Experts shall each provide their written conclusions as to the Fair Market Value not later than thirty (30) days after their engagement as Experts. If the Fair Market Values calculated by the Initial Experts differ by less than 15% of the larger calculated Fair Market Value, the Fair Market Value shall equal the average of the two. If such calculated Fair Market Values differ by more than 15% of the larger calculated Fair Market Value, a third expert (the "Third Expert") shall be selected promptly by the Initial Experts and such Third Expert shall provide a calculated Fair Market Value within twenty (20) days after the delivery of the Fair Market Value calculations delivered by the Initial Experts. The Fair Market Value shall be the average of the value calculated by such third Expert and the closest of the values previously provided by the Initial Experts; the valuation of the other Expert shall be excluded from the calculation of Fair Market Value. The Third Expert's valuation shall be made independently of the valuations of the Initial Experts and the Third Expert shall not consult with, or view any findings of, either Initial Expert in connection with the Third Expert's valuation.

                (ii) in the event that the Initial Experts shall be unable to agree upon a Third Expert within twenty (20) days after delivery of their calculations of Fair Market Value, both the Hughes Member and the Darlene Member shall notify the International Chamber of Commerce of such disagreement and the International Chamber of Commerce (or its successor) shall appoint the Third Expert within ten (10) days of its engagement.

           SECTION 6.9 FAIR MARKET VALUE DETERMINATION. The determination of Fair Market Value in accordance with this Section 6.9 shall be final and binding upon the Parties. If either the Hughes Member or the Darlene Member hereto fails to appoint an Initial Expert within the time period contemplated by Section 6.8.B(i) hereof, no other Expert shall be appointed and the Appraisal shall be made solely by the Initial Expert appointed by the other Member. Each of the Hughes Member and the Darlene Member shall bear the fees and expenses of the Expert chosen by such Member, and the fees of the Third Expert (if any) will be paid by the Member that appointed the Expert whose valuation shall be excluded from the computation referred to in Section 6.8.B(i) hereof. In the event that a single Expert is selected and determines Fair Market Value in accordance with
Section 6.8.A hereof, the fees and expenses of such sole Expert shall be borne equally by the Hughes Member and the Darlene Member.

                                    ARTICLE 7
                                  DISTRIBUTIONS
                                  -------------

           SECTION 7.1 DISTRIBUTION RIGHTS. Except as provided in Sections 6.5,
6.6 and 11.2 hereof, the Company may (to the extent permitted by law, including the Act) make distributions to each Member in accordance with their Percentage Interests or, with respect to the Darlene Member and its Affiliates that are Members and the Hughes Member and its Affiliates that are Members, in accordance with the Darlene Share and the Hughes Share, as applicable, only at such times as the Executive Committee deems appropriate; provided, however, that, subject to Sections 6.5, 6.6, 7.2 and Article XI hereof, the Executive Committee shall make such distributions until each Member has received distributions at least equal to such Member's Tax Liability Deficiency, if any. Except as provided in
Section 6.5, 6.6 and this 7.1, such distributions shall be made to each Member pro rata in proportion to each Member's Percentage Interest. Distributions made pursuant to this Section 7.1 are not intended to be guaranteed payments pursuant to Section 707(c) of the Code.

           SECTION 7.2 DISTRIBUTIONS UPON FINAL LIQUIDATION. Distributions in connection with a final liquidation of the Company shall be made in accordance with Sections 6.5, 6.6 and 11.2 hereof.

           SECTION 7.3 DISTRIBUTIONS IN KIND. Except as described in Section
11.2 hereof, no right is given to any Member to demand and receive property other than cash. Subject to Section 11.2 hereof and except where this Agreement expressly provides for a cash payment, the Executive Committee may determine to make a distribution in kind to the Members of Company Assets other than cash.

           SECTION 7.4 RIGHT TO WITHHOLD. The Company shall withhold from any distribution such amounts as are required to be withheld by the laws of any taxing jurisdiction.

           SECTION 7.5 CERTAIN NON-U.S. WITHHOLDING TAXES. In the event that payments to the Company are subject to non-U.S. withholding taxes and such payments to the Company are not grossed-up for the foreign withholding taxes withheld then, for purposes of pro rata distributions in accordance with Section
7.1 hereof, allocations of tax credits to a Member under Section 8.3.B hereof shall be treated as distributions of cash equal to the amount of taxes withheld and paid which generated such tax credits.

                                    ARTICLE 8
                                   ALLOCATIONS
                                   -----------

           SECTION 8.1 TIMING AND AMOUNT OF ALLOCATIONS OF NET INCOME AND NET LOSS. Net Income and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year of the Company as of the end of each such year. Subject to the other provisions of this Article VIII, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. For each Fiscal Year, the Regulatory Allocations in Section 8.3.A hereof shall be made immediately prior to the general allocations of Section 8.2 hereof. The Tax Matters Partner shall distribute to each Member proposed allocations in accordance with this Article VIII with respect to each taxable year of the Company at least 15 days prior to the date the Company is required to file its partnership tax return with respect to such taxable year.

           SECTION 8.2 GENERAL ALLOCATIONS.

           A. Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the Persons which were Members during such Fiscal Year in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:

                (i) the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (w) all Company assets, including cash, were sold for cash equal to their Carrying Values, taking into account any adjustments thereto for such Fiscal Year, (x) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the Carrying Value of the assets securing such liability) and (y) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 11.2 hereof.

                (ii) the sum of (x) the amount, if any, which such Member is obligated to contribute to the capital of the Company, (y) such Member's share of the Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (z) such Member's share of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale described in Section 8.2.A(i) above.

           B. Determination of Items Comprising Allocations.

                (i) In the event that the Company has Net Income for a Fiscal Year,

                (A) for any Member as to whom the allocation pursuant to Section 8.2.A hereof would reduce its Capital Account, such allocation shall be comprised of a proportionate share of each of the Company's items of expense or loss entering into the computation of Net Income for such Fiscal Year; and

                (B) the allocation pursuant to Section 8.2.A hereof in respect of each Member (other than a Member referred to in Section 8.2.B(i)(A) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Income for such Fiscal Year (other than the portion of each Company item of expense and loss, if any, that is allocated pursuant to Section 8.2.B(i)(A) hereof).

                (ii) In the event that the Company has a Net Loss for a Fiscal Year,

                (A) for any Member as to whom the allocation pursuant to Section 8.2.A hereof would increase its Capital Account, such allocation shall be comprised of a proportionate share of the Company's items of income and gain entering into the computation of Net Loss for such Fiscal Year; and

                (B) the allocation pursuant to Section 8.2.A hereof in respect of each Member (other than a Member referred to in Section 8.2.B(ii)(A) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Loss for such Fiscal Year (other than the portion of each Company item of income and gain, if any, that is allocated pursuant to Section 8.2.B(ii)(A) hereof).

                (iii) If the allocation of Net Loss to a Member as provided in this Section 8.2 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of Section 8.3 hereof.

           SECTION 8.3 ADDITIONAL ALLOCATION PROVISIONS.

           A. Regulatory Allocations. Notwithstanding the foregoing provisions of this Article VIII, the following special allocations shall be made in the following order of priority:

                (i) If there is a net decrease in Company Minimum Gain during a Fiscal Year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 8.3.A(i) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                (ii) If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 8.3.A(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                (iii) If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 8.3.A(iii) qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-l(b)(2)(ii)(d).

                (iv) To the extent that an adjustment to the adjusted tax basis of any Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations
Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its LLC Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.


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
                (v) The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

                (vi) The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

                (vii) The allocations set forth in Sections 8.3.A(i) through
(vii) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 8.2 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

           B. Tax Allocations.

                (i) Except as provided in Section 8.3.B(ii) hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article VIII.

                (ii) Tax items with respect to Company Assets that are contributed to the Company with a Carrying Value that varies from its basis in the hands of the Member making the Capital Contribution (the "Contributing Member") immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Partner. If the Carrying Value of any Company Asset is adjusted pursuant to subsection (b) or subsection (c) of the definition of Carrying Value, subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Partner. Allocations pursuant to this Section 8.3.B(ii) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

           C. Other Provisions.

                (i) For any Fiscal Year during which any part of an LLC Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Income, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an LLC Interest or Economic Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Executive Committee.

                (ii) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article VIII, the Tax Matters Partner is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

                (iii) For purposes of determining a Member's proportional share of the Company's "excess nonrecourse liabilities" within the meaning of Regulations Section 1.752-3(a)(3), each Member's interest in Net Income shall be such Member's Percentage Interest.

                (iv) In the event that any adjustment of income, gain, loss or deduction under Section 482 of the Code (or other analogous Code provision or provision of state or local law) is required in respect of any actual or deemed transaction between a Member or an Affiliate of a Member and the Company, or if any transaction is recharacterized as a Company item, any correlative adjustment shall be specially allocated to the Member (or its Affiliate) which entered into the transaction to which such adjustment relates and the Capital Account of such Member shall be adjusted for all related deemed contributions and distributions.

           SECTION 8.4 MEMBERS' TAX REPORTING. The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this Article VIII in reporting their shares of Company income, gain, loss and deductions for federal, state and local income tax purposes, and each Member agrees not to take a position in preparing a tax return that requires it to file a notice of inconsistent treatment under Code Section 6222(b) taking a position for federal income tax purposes as to treatment of a partnership item (within the meaning of Code Section 623l(a)(3)) that is inconsistent with the treatment of that item by the Company.

                                   ARTICLE 9
                                BOOKS AND RECORDS
                                -----------------

           SECTION 9.1 FISCAL YEAR. The Company's annual accounting period (the "Fiscal Year") shall be the calendar year, unless otherwise approved by the Executive Committee or otherwise required by the Code.

           SECTION 9.2 BOOKS AND RECORDS. All books of account and all other records of the Company (including an executed counterpart of this Agreement and all amendments hereto) will at all times be kept at the Company's principal office.

           SECTION 9.3 INSPECTION. Any Member and its representatives may, upon reasonable notice and during regular business hours, make a reasonable inspection of the books and records of the Company, and each Member and its auditors may, during regular business hours, and upon reasonable notice, conduct a reasonable audit of such books and records at its own expense. Whenever any such audit is conducted by any Member and its auditors, such Member shall advise the other Members and permit the other Members and their auditors to be present during such audit. In addition, each of the Hughes Member and the Darlene Member shall be entitled to have access to all documents, books, records (including tax records), agreements and financial data of any sort relating to any Roll-Up Company or Tier II Local Operating Company in respect of which the Company shall have exercised its Tier II LOC Option under the Master Contribution Agreement, upon reasonable notice and for any reasonable business purpose after delivery to the Company of a confidentiality agreement in customary form that shall be reasonably satisfactory to the Company.

           SECTION 9.4 ACCOUNTING. Except as may be otherwise agreed to by the Executive Committee, the Company will maintain books and records as necessary to prepare, and will prepare, financial statements on the accrual method of accounting. Appropriate records will be kept so that upon each closing of the Company books it is possible to determine, among other items defined in this Agreement, (i) the amount of each Member's Capital Contributions; (ii) the amount of cash or the Carrying Value of other property distributed to each Member; (iii) the effect of all Company items of income, gain, loss, deduction or credit on each Member's Capital Account; and (iv) all pertinent expenses and cash disbursement accounts.

           SECTION 9.5 STATEMENTS AND REPORTS. Except as may be otherwise agreed by all Members, within 90 days after the close of each Fiscal Year, the Company will cause to be prepared and will have furnished to each of the Members, with respect to such period, (i) a profit and loss statement, (ii) a statement of cash flows, (iii) a Company balance sheet as of the close of such period, and
(iv) such other statements showing in reasonable detail each Member's interest in each of the items described in Section 9.4 hereof. Unless the Executive Committee shall otherwise determine, the foregoing statements will be prepared in accordance with United States generally accepted accounting principles, consistently applied, and audited by a certified public accounting firm of national reputation that shall be designated by the Executive Committee, and the cost of preparing the statements and of each such audit will be paid by the Company. In addition, unaudited monthly financial reports and updates with respect to the Company's business (including current and projected budgets and management reports) shall be prepared and furnished to each Member not later than 15 days following the close of each month.

           SECTION 9.6 TAX RETURNS. Except upon either a conversion of the Company into a Corporation or an election to be treated as a corporation for purposes of United States federal, state and local income taxes and other taxes, each pursuant to Section 5.8 hereof, the Company shall be treated and shall file its tax returns as a partnership for U.S. federal, state and municipal income tax and other purposes. The Executive Committee shall prepare or cause to be prepared, on an accrual basis, all federal, state and local partnership tax returns required to be filed and shall file such returns as soon as practicable following the close of the Fiscal Year of the Company, but in no event later than the extended due date of such returns. The Company will provide an estimate to the Members of all income, expense and other tax attributes no later than 90 days after the close of the Company's Fiscal Year. The Executive Committee shall use its reasonable best efforts to furnish drafts of such returns to the Members for their review and comment at least 30 days prior to filing such returns. No action by the Members shall be necessary for the Company to file the forms necessary to extend the time for the filing of the Company returns. Each Member, or the Company, as the case may be, shall provide notice to the other Members upon receipt of any notice of tax examination of the Company by federal, state or local authorities.

           SECTION 9.7 TAX MATTERS PARTNER.

           A. Tax Matters Partner. The Hughes Member shall be the "Tax Matters Partner" of the Company for federal income tax purposes under Code Section 6231 and in such capacity shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service. Expenses of such disputes, controversies or proceedings undertaken by the Tax Matters Partner shall be borne by the Company. The Tax Matters Partner may make all elections for federal income and all other tax purposes, including, without limitation, elections pursuant to Section 754 of the Code. The Tax Matters Partner shall make an election under Section 754 of the Code upon the request of a permitted assignee of an LLC Interest. Only the Tax Matters Partner may file with the Internal Revenue Service, pursuant to Section 6227 of the Code, a request for administrative adjustment of any Company tax items or file a petition under Sections 6226, 6228 or any other sections of the Code with respect to any tax matters involving the Company, but any such filing by the Tax Matters Partner shall occur only upon prior approval of the Executive Committee. The Tax Matters Partner shall comply with the requirements of Sections 6221 and 6233 of the Code. No settlement of any tax issues involving the Company, however, shall be made by any Member except upon the approval of the Executive Committee. Each Member shall provide to the Tax Matters Partner such information as the Tax Matters Partner deems necessary in connection with its activities as Tax Matters Partner. The Tax Matters Partner shall use its reasonable best efforts to cause each Member to become a notice partner entitled to receive direct communications with respect to any tax dispute. The Tax Matters Partner shall receive no compensation for its services. Subject to the provisions of any agreement concerning tax indemnification entered into by the Members, all third party costs and expenses incurred by the Tax Matters Partner in performing its duties as such (including legal and accounting fees) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting or law firm to assist the Tax Matters Partner in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable. The provisions of this Section 9.7 shall survive the termination or dissolution of the Company and shall remain binding on the Members for such period of time as is necessary to resolve any and all matters regarding United States income taxation of the Company.

           B. Tax Matters Partners' Liability; Indemnification.

                (i) General. The Tax Matters Partner and all Indemnified Agents acting on its or the Company's behalf with respect to any tax or accounting related matters pertaining to, or otherwise affecting, the Company ("Tax Matters"), shall not be liable, responsible, or accountable, in damages or otherwise, to the Company or any other Member(s) for doing any act or failing to do any act with respect to Tax Matters, the effect of which may cause or result in loss or damage to the Company or any Member(s). As used herein, "Indemnified Agents" means any agent acting on behalf of the Tax Matters Partner or the Company as described in the preceding sentence (other than a tax professional of independent status) whom the Tax Matters Partner has determined should be indemnified as set forth in this Article IX. Subject to the provisions of any agreement concerning tax indemnification entered into by the Members, the Tax Matters Partner and any such Indemnified Agent shall be indemnified by the Company and the other Members (including the Tax Matters Partner in all cases as to its pro rata share only) to the extent permitted by law against any liability or loss as a result of any claim or legal proceeding by any Person (including by or through the Company and any Member(s)) relating to the performance or nonperformance of any act concerning the Tax Matters of the Company. The indemnification authorized by this Section 9.7.B shall include any judgment, award, settlement, the payment of reasonable attorneys' fees and other reasonable expense (not limited to taxable costs) incurred in settling or defending any claims, threatened action or finally adjudicated legal proceeding. Notwithstanding the foregoing, the Tax Matters Partner and all agents acting on its or the Company's behalf with respect to Tax Matters may be held liable for, and shall not be entitled to indemnity with respect to, conduct by it which is determined by a final non-appealable decision of a court of competent jurisdiction to be willful misconduct or in bad faith. From time to time, as requested by any Person (including the Tax Matters Partner) eligible for indemnification hereunder, such attorney's fees and other expenses shall be advanced by the Company (and, to the extent the Company Assets are insufficient, or the Company is otherwise unavailable, to so advance the funds, by the Members, including the Tax Matters Partner, pro rata in proportion to each Member's Percentage Interest) prior to the final disposition of such claims, actions or proceedings upon receipt by the Company of an undertaking by or on behalf of such Person eligible to be indemnified to repay such amounts if it shall be determined that such Person is not entitled to be indemnified as authorized in this Section 9.7.B, provided, however, that, during the pendency of any claim, action or proceeding, such Person shall not have to prove or otherwise establish that the conduct upon which such claim, action or proceeding is based does not constitute willful misconduct or bad faith in order to be eligible for such advances.

                (ii) Source of Indemnification. Subject to the provisions of any agreement concerning tax indemnification entered into by the Members, the indemnification of the Tax Matters Partner, and the Indemnified Agents, as provided in subsection (i) above, shall be made first from the Company Assets or otherwise at the expense of the Company, and, to the extent the Company Assets are insufficient therefor, second, from the Members (including the Tax Matters Partner in all cases as to its pro rata share only), pro rata in proportion to their respective Percentage Interests in the Company. The Tax Matters Partner shall use its reasonable best efforts to collect any indemnification due pursuant to this Section 9.7.B from all Members owing such indemnification on a pro rata basis (based on each Member's Percentage Interest, including the Tax Matters Partner, at the time such indemnification is sought). If any Member fails to make any indemnification payment due to the Tax Matters Partner (a "Defaulting Member"), then the Tax Matters Partner shall have the right to seek such indemnification from the other Members (including the Tax Matters Partner in all cases as to its pro rata share only) pro rata in proportion to each Member's Percentage Interest. If one or more Members fail to make an indemnification payment to the Tax Matters Partner equal to its pro rata share of any missed indemnification payment, then (i) such Member(s) shall also be deemed a Defaulting Member, and (ii) the Tax Matters Partner shall again have the right to seek such missed indemnification payment from the remaining Members (including the Tax Matters Partner in all cases as to its pro rata share only) pro rata in proportion to such Member's Percentage Interest. This process shall continue until the Tax Matters Partner has received the entire indemnification payment to which it is entitled. Upon any Member's payment of any portion of the indemnification payment not made by one or more Defaulting Members, such Member shall be subrogated to the Tax Matters Partner's right of recovery against the Defaulting Member(s) to the extent of the payment made by such Member. In addition to all other legal and equitable rights and remedies the Company, the Tax Matters Partner and the non-Defaulting Members may have against the Defaulting Member, the Company, the Tax Matters Partner and the non-Defaulting Members shall have the right to offset any claims any of them may have against a Defaulting Member for failure to make any payment due under this Section 9.7.B, or any other provision of this Agreement requiring payment, against (or to recover from) any payments otherwise due to such Defaulting Members or against (or from) such Defaulting Member's LLC Interest.

                (iii) Right to Withhold. The Company shall withhold and pay over distributions or portions thereof, or in the case of withholding taxes based on allocations of income, pay such taxes, if it determines that it is or may be required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from and pay over or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company so determines it is, or may be, required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. In the event the Internal Revenue Service or other applicable tax authority later determines that the amount required to be withheld is more than the amount actually withheld, the Member(s) with respect to whom such determination applies shall, upon not less than 15 days' notice, pay the Company at least three business days sooner than the date the Company is


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
required to pay over such amount to the Internal Revenue Service or other applicable tax authority such amount (including penalties and interest) as the Internal Revenue Service or other applicable tax authority determines should have been withheld. The Company and the Tax Matters Partner shall cooperate with such Member to obtain a refund of any such amounts at the sole cost and expense of such Member. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Company that such payment must be made unless (i) the Company withholds the full amount of such payment from a distribution which would otherwise be made to the Member or (ii) the Company determines that the full amount of such payment will be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to this Section 9.7.B shall be treated as having been distributed to such Member. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 9.7.B when due, the Tax Matters Partner and all other non-Defaulting Members, on a pro rata basis, may elect to make the payment to the Company on behalf of such Defaulting Member, and in such event shall be deemed to have loaned such amount to such Defaulting Member and shall succeed to all rights and remedies of the Company as against such Defaulting Member (including, without limitation, the right to receive distributions); or, at the election of each non-Defaulting Member who has made any such payments, each as to its respective payment only, the Company shall treat such deficiency payment as a Capital Contribution and shall adjust each Member's Percentage Interest accordingly; or, at the election of the Tax Matters Partner and all other non-Defaulting Members who have made any such payments, each as to their respective payments only, each such Member shall be deemed to have purchased a portion of the Defaulting Member's LLC Interest at its fair market value (as of the date of such payment) to the extent of their respective payments on behalf of the Defaulting Member. Any amounts payable by a Member hereunder shall bear interest at the overnight London Interbank Offered Rate as published in The Wall Street Journal from time to time, plus 6 percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Member shall take such actions as the Company shall request in order to perfect or enforce the security interest created hereunder. A Member's obligations hereunder shall survive the dissolution, liquidation, or winding up of the Company. The Company shall furnish upon written request such evidence of the withholding and payment of withholding taxes as such Member shall reasonably request.

                (iv) No Intended Third Party Benefits. The indemnification contained in this Section 9.7.B is for the benefit of the Company, the Tax Matters Partner, and all Indemnified Agents, and their respective assignees, and shall not be deemed to create any right to indemnification, or any other rights or benefits, for any other Person.

                (v) Benefit to Other Members. In cases involving the exercise of business judgment by the Tax Matters Partner, where the Tax Matters Partner determines that any such business judgment will have no economic impact on it or the Company, but will have an economic impact on another Member (the "Affected Member"), then the Tax Matters Partner shall, upon the request of the Affected Member, and except as to decisions involving withholding of distributions or other decisions by the Tax Matters Partner set forth in Section 9.7.B(iii) hereof (a "Withholding Matter Decision"), make the business judgment in the manner reasonably requested by the Affected Member; provided (i) the Affected Member agrees to fully indemnify the Tax Matters Partner, all other Members and the Company from the consequences of such business judgment; (ii) each of the Company and its tax counsel determines that the request of the Affected Member is and the actions of the Company in complying therewith are reasonable under the circumstances; and (iii) no other Member is adversely affected as a result. Any Withholding Matter Decision made by the Company shall not be subject to change upon the request of any Affected Member.

                                   ARTICLE 10
               ADDITIONAL AND SUBSTITUTE MEMBERS; ASSIGNEES; ETC.
               --------------------------------------------------

           SECTION 10.1 ADMISSION OF ADDITIONAL MEMBERS.

           A. Additional Persons may receive interests in the Company directly from the Company and may be admitted to the Company as Members ("Additional Members"), only upon such terms and conditions as the Executive Committee approves (which approval may be given or withheld, or made subject to such conditions as are determined by the Executive Committee.) Without in any way limiting the terms and conditions that may be applicable to such admission, such terms and conditions (i) shall include the amount of Capital Contributions, if any, to be made by such Additional Member; (ii) shall include the Percentage Interest to be received by any such Additional Member and the effect thereof upon the Percentage Interests of all other Members; and (iii) may include the offering of preemptive rights to the existing Members to make such Capital Contributions in lieu of admitting such Additional Members.

           B. Notwithstanding Section 10.1.A hereof, none of Hughes, any Affiliate of Hughes and any entity in which Hughes or any of its Affiliates has any ownership interest may be admitted as an Additional Member, other than (i) in connection with the conversion of convertible debt pursuant to and in accordance with Section 4.7 and 4.9 hereof or (ii) with the prior written approval of the Darlene Member.

           SECTION 10.2 ADMISSION OF SUBSTITUTE MEMBERS. Notwithstanding anything to the contrary contained in this Agreement, transferees receiving all or any portion of any LLC Interest from any Person other than the Hughes Member (or its successors or assigns) or the Darlene Member (or its successors or assigns) shall be admitted to the Company as Substitute Members only if: (i) the Executive Committee reasonably determines that the proposed Substitute Member is not engaged in a Additional/Substitute Member Competing Business in the Territory, and such Transfer would not be harmful to the Company; and (ii) such admission has been approved in writing by the Hughes Member, which approval may be given or withheld in the sole and absolute discretion of the Hughes Member. Permitted Transferees receiving all or any portion of any LLC Interest from the Hughes Member (or its successors or assigns), or the Darlene Member (or its successors and assigns) shall be admitted to the Company as Substitute Members effective upon the transfer of any such LLC Interest in compliance with the terms of this Agreement. No Person shall become a Substitute Member unless prior thereto, such Person shall have delivered to the Company a counterpart signature page to this Agreement.

           SECTION 10.3 RIGHTS OF ASSIGNEES. Until such time, if any, as a transferee of any Transfer permitted pursuant to Article VI is admitted to the Company as a Substitute Member pursuant to Section 10.2 hereof: (i) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar item to which the Member which Transferred its Economic Interest would be entitled, and (ii) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member even if it has transferred its entire Economic Interest in the Company to one or more Assignees. In the event any Assignee desires to make a further assignment of any Economic Interest in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as any Member desiring to make such an assignment.

           SECTION 10.4 WITHDRAWAL OF A MEMBER. If a Member has Transferred (other than by hypothecation) all of its LLC Interest to one or more Assignees in accordance with the terms of this Agreement, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement. Except as set forth in the immediately preceding sentence, no Member shall be entitled to retire or withdraw from being a Member of the Company without the written consent of the Executive Committee which consent may be given or withheld in the Executive Committee's sole and absolute discretion. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void ab initio. If any Member attempts to withdraw from the Company (other than as specifically allowed by the provisions hereof) without the consent of the Executive Committee, then, notwithstanding the preceding sentence, the Executive Committee may permit such withdrawal (without waiving, in any manner, any other rights available to it or the Company at law or in equity and in addition to, and not in lieu of, any other remedies to which it or the Company may be entitled); provided, however, that such withdrawing Member shall not be entitled to any termination payment or any other compensation, or returns of capital, whatsoever in consideration for its terminated LLC Interest.

                                   ARTICLE 11
                           DISSOLUTION AND LIQUIDATION
                           ---------------------------

           SECTION 11.1 DISSOLUTION. The Company shall dissolve, and its affairs shall be wound up pursuant to Section 11.2 hereof, upon the first to occur of any of the following events (each an "Event of Termination"):

           A. an election to dissolve the Company made by Members holding a majority of the Percentage Interests if a determination has been made by the Executive Committee, acting reasonably, that a fundamental adverse change has occurred in the Business and that such change makes it unreasonable for the Company to continue in the Business (the "Dissolution Election");

           B. entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

           C. any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company;

Neither the admission of any Member to this Company nor the withdrawal of any Member, whether in accordance with this Agreement or not, shall cause the dissolution of the Company. The dissolution of this Company by any action not specifically set forth above, shall be a dissolution in contravention of this Agreement.

           SECTION 11.2 WINDING UP.

           A. Upon the occurrence of an Event of Termination, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs. The Executive Committee shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company Assets and the Company's liabilities and the Company Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and subject to Sections
6.5 and 6.6 hereof, the proceeds therefrom shall be applied and distributed in the following order, ratably within each enumerated class:

                (i) First, to the payment and discharge of or provision for all of the Company's debts and liabilities to creditors including, without limitation, Members, in respect of Member Loans; and

                (ii) The balance, if any, to the Members in accordance with their Percentage Interests, either in cash or in kind, as determined by the Executive Committee, with any assets distributed in kind to be valued for this purpose at their fair market value as determined pursuant to Section 11.2.C hereof.

If any Company Assets are to be distributed in kind, such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Section 4.6.B hereof to reflect such deemed sale.

           B. Notwithstanding Section 11.2.A hereof, in the event that the Executive Committee determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Executive Committee, in order to avoid such loss, may, after giving notice to all of the Members, to the extent not then prohibited by the Act, either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company's debts and obligations, or distribute the assets to the Members in kind.

           C. If any Company Assets are to be distributed in kind, such assets shall be distributed on the basis of the Fair Market Value thereof, and any Member entitled to any interest in such assets shall receive an interest therein as a tenant-in-common with all other Members so entitled.

           SECTION 11.3 EFFECT OF DISSOLUTION. The dissolution of the Company shall be effective on the day on which the Event of Termination occurs giving rise to the dissolution, but the Company shall not terminate until this Agreement has been cancelled and the Company Assets shall have been distributed as provided in Section 11.2, 6.5 or 6.6 hereof. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

           SECTION 11.4 NO CAPITAL CONTRIBUTION UPON DISSOLUTION. Except as otherwise provided pursuant to Sections 6.5 and 6.6 hereof, each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Net Income or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member.

           SECTION 11.5 NOTICE OF DISSOLUTION. If an Event of Termination occurs, the Executive Committee shall cause the Company, within 30 days thereafter, to provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Executive Committee) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Executive Committee).

           SECTION 11.6 REASONABLE TIME FOR WINDING-UP. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

           SECTION 11.7 SPECIAL PURCHASE RIGHT.

           A. If a Dissolution Election is made by the Company under Section 11.1.A hereof, then, prior to any Company Assets being sold to Third Parties by the Company as part of such dissolution, the Members who voted against the Dissolution Election, and who wish to do so (the "Purchasing Members"), shall have the option, exercisable by giving, no later than ten (10) days after the notice required by Section 11.1 hereof, a notice in writing to the Company and


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each other Member ("Special Purchase Right Notice"), to purchase all of the
Company Assets and/or the non-Purchasing Members' LLC Interests at their Fair Market Value, provided, however, that all conditions to the option exercise are met (the "Option Exercise Conditions").

           B. The Option Exercise Conditions shall be as follows:

                (i) The Purchasing Member(s) shall have voted against the Dissolution Election and shall collectively own 20% or more of all the Percentage Interests;

                (ii) the purchase price shall be paid in cash and, concurrently with such purchase, all debts incurred by the Company to the Members voting for the Dissolution Election shall be paid in full; and

                (iii) the purchase shall be completed within 15 calendar days after the Fair Market Value has been determined as set forth in Section 6.8.A hereof, or 75 days from the date of the Dissolution Election, whichever is later.

                                   ARTICLE 12
                           INDEMNIFICATION; LIABILITY
                           --------------------------

           SECTION 12.1 CLAIMS. Each Member hereby indemnifies and holds harmless the Company and each other Member from and against all claims, loss, damage, demands, liabilities, obligations or rights of actions which may arise as a result of breach of this Agreement or anything done or omitted to be done through the negligence or willful misconduct of such indemnifying Member or by its agents, employees or other representatives

           SECTION 12.2 CONDITIONS. Payment or performance shall not be a condition to the right to seek indemnity under Section 12.1 hereof, provided that (i) the Company or the indemnified Member, as the case may be, shall promptly notify the indemnifying Member of the existence of any claims, loss, damage, demands, liabilities, obligations or rights of action for which the Company or such Member seeks indemnity, (ii) such indemnifying Member shall, provided it can demonstrate to the Executive Committee's reasonable satisfaction that it is financially capable of providing, if required to do so, the amount of the indemnification, be given the opportunity to defend, at its expense, any claim for which such indemnifying Member is alleged to be responsible, (iii) the Company and all Members shall cooperate in the defense of any such claim (except any Member who is making such claim), and (iv) neither the Company nor the indemnified Member shall settle any such claim without the consent of the indemnifying Member (which consent shall not be unreasonably withheld).

           SECTION 12.3 LIMITATION OF LIABILITY. In the event of a breach of this Agreement, the non-breaching party shall be entitled to recover the damages proximately caused by the breach ("Direct Damages"), but not incidental or consequential damages, regardless of the foreseeability thereof. Incidental and consequential damages, as used herein, means those damages which are not Direct Damages, which includes those damages having only a remote and indirect connection to the breach.


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
           SECTION 12.4 LIABILITY OF MEMBERS. Except as otherwise required by any non-waivable provision of the Act (or other applicable law) or as otherwise expressly provided for herein: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member shall in any event have any liability whatsoever in its capacity as a Member of the Company in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed profits of the Company, and (iii) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution was made in violation of Section 18-607 of the Act.

                                   ARTICLE 13
                                  MISCELLANEOUS
                                  -------------

           SECTION 13.1 CONSUMMATION OF A LIQUIDITY EVENT. Upon the completion of (i) the consummation of a Liquidity Event other than a Failed Funding Liquidity Event and (ii) the fulfillment by each of the Parties of all of its then applicable obligations under this Agreement in connection with the consummation of such Liquidity Event, the following provisions shall no longer be of any force or effect: Sections 4.7.B-4.7.F, 5.1B(ii), (iii) and (iv), 6.4, 6.5, 6.6, 6.7 and 6.3E. Notwithstanding the foregoing, Section 6.7 hereof shall not terminate upon the consummation of a Liquidity Event that is a Qualifying IPO consummated after the occurrence of a Sky Deal. Upon the completion of (i) a Failed Funding Liquidity Event and (ii) the fulfillment by each of the Parties of all of its then applicable obligations under this Agreement in connection with the consummation of such Liquidity Event, the following provisions shall no longer be of any force or effect: Sections 4.7.B-4.7.F, 5.1.B(ii), (iii) and
(iv), 6.4, 6.5, 6.6 and 6.7.A. For the avoidance of doubt, the provisions of
Section 6.7 hereof (other than Section 6.7.A hereof) shall, if applicable at the time of a Failed Funding Liquidity Event, survive the consummation of such Failed Funding Liquidity Event and Darlene shall have the right to exchange all consideration received by Darlene and its Affiliates in connection with such Failed Funding Liquidity Event pursuant to Section 6.6.A or 6.6.B hereof, as applicable, with Hughes for the amount that would have been payable upon the exercise of the Sky Put Right pursuant to Section 6.7.B hereof, upon delivery by Darlene to Hughes of written notice of the exercise of such right at any time within two years after consummation of the Failed Funding Liquidity Event.

           SECTION 13.2 WAIVER OF PARTITION. Except as may be otherwise provided in law in connection with the winding-up, liquidation and dissolution of the Company, no Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned or to file a complaint or institute any proceedings at law or in equity for partition of any of the property of the Company, and each Member hereby irrevocably waives any and all such rights.


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
           SECTION 13.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the date hereof, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise carry out the intent and purposes of this Agreement.

           SECTION 13.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by the Company (except by operation of law), Hughes or any Member, except that any Member may transfer and assign its rights and obligations hereunder to a Person who assumes the obligations of the Member hereunder with respect to the LLC Interest so transferred in accordance with, and who otherwise fulfills, the requirements of Article VI and Article X hereof.

           SECTION 13.5 WAIVERS. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION 13.6 AMENDMENTS. This Agreement may not be amended, modified or supplemented (other than to reflect the admission, substitution, termination or withdrawal of Members pursuant to Article X, or to reflect changes in Members' Percentage Interests as set forth on Annex A hereto) other than by a written instrument signed by the Hughes Member and the Darlene Member.

           SECTION 13.7 NOTICES. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, by facsimile transmission, by Federal Express or other reputable overnight courier, or mailed by certified or registered mail, return receipt requested, postage pre-paid, and addressed as follows:

           If to the Company:          DIRECTV Latin America, LLC
                                       2400 East Commercial Blvd.
                                       Ft. Lauderdale, Florida  33308
                                       Attn: James G. Naro, Esq.
                                       Fax:  (954) 958-3307

           If to the Hughes Member:    DIRECTV Latin America Holdings, Inc.
                                       c/o DIRECTV International, Inc.
                                       2250 East Imperial Highway
                                       El Segundo, California  90245
                                       Attn: General Counsel
                                       Fax:  (310) 964-0838


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
                                    with a copy (which shall not constitute
                                    notice) to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York  10153
                                    Attn: Michael E. Lubowitz, Esq.
                                    Fax:  (212) 310-8007

           If to Darlene Member :   Darlene Investments LLC
                                    CIBC Bank and Trust Company (Cayman) Limited
                                    P.O. Box 694, George Town
                                    Grand Cayman, Cayman Islands
                                    British West Indies
                                    Attn: Ella K. Lockwood
                                          Manager Offshore Bank
                                    Fax:  (809) 949-7904

                                    with a copy (which shall not constitute
                                    notice) to:

                                    Finser Corp.
                                    550 Biltmore Way, 9th Floor
                                    Coral Gables, Florida  33134
                                    Attn: General Counsel
                                    Fax:  (305) 447-1389

                                    and

                                    Bessemer Holdings, L.P.
                                    630 Fifth Avenue, 30th Floor
                                    New York, New York 10111
                                    Attention:  Robert Roriston
                                    Fax:  (212) 307-6314

                                    and

                                    Milbank Tweed Hadley & McCloy
                                    One Chase Manhattan Plaza
                                    New York, New York  10005
                                    Attn: Robert E. Spring, Esq.
                                    Fax:  (212) 530-5219


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
                                    and

                                    Cravath, Swaine & Moore LLP
                                    Worldwide Plaza
                                    825 Eighth Avenue
                                    New York, New York 10019-7475
                                    Attn: Richard Hall, Esq.
                                    Fax:  (212) 474-3700

           SECTION 13.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

           SECTION 13.9 CERTAIN RULES OF CONSTRUCTION. Any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Article or Section titles or captions contained in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or limit of any provisions hereof. Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in United States generally accepted accounting principles; (iii) "or" is not exclusive; (iv) words in the singular include the plural, and words in the plural include the singular; (v) provisions apply to successive events and transactions; (vi) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vii) all references to "Articles" or "Sections" refer to Articles and Sections of this Agreement unless otherwise specifically indicated;
(viii) any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms; (ix) any reference to any agreement shall refer to such agreement as it may be amended from time to time; (x) the words "including", "includes", "included" and "include" are deemed to be followed by the words "without limitation" and (xi) references to entities herein include their successors and permitted assigns.

           SECTION 13.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (other than the Master Contribution Agreement after giving effect to Section 13.21 hereof) and understandings of the parties relating to the subject matter hereof.

           SECTION 13.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.


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
           SECTION 13.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

           SECTION 13.13 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

           SECTION 13.14 ENGLISH LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects. No translation of this Agreement into any other language will be of any force and effect in the interpretation of this Agreement or in a determination of the intent of the parties hereto.

           SECTION 13.15 REQUIRED APPROVALS. If approval of this Agreement or any of the transactions contemplated hereby shall be required by any governmental agency or instrumentality or is considered to be necessary or advisable by any of the parties hereto, all parties hereto shall use their commercially reasonable efforts to obtain such approval. If any required approval is not obtained or it becomes clear that such approval will not be granted, the affected party shall immediately give the other parties hereto notice and the parties hereto shall promptly meet and negotiate in good faith to modify their respective obligations as necessary.

           SECTION 13.16 DISPUTE RESOLUTION. The parties hereby agree to submit any claim or dispute arising out, relating to or in connection with, this Agreement, including any claim or dispute concerning the interpretation, existence, validity, scope and/or termination of this Agreement, and any tort claims, to private and confidential arbitration in accordance with the following procedures (the "Dispute Resolution Procedures"). Decisions resulting from the Dispute Resolution Procedures shall be final and binding on all parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The Dispute Resolution Procedures are intended to be the exclusive method of resolving disputes arising out of this Agreement, including any claim for breach of this Agreement.

           A. If a dispute, controversy or claim arises out of or relates to this Agreement, or the breach hereof or thereof, and such dispute, controversy or claim cannot be resolved promptly to the mutual satisfaction of the parties involved, then any party involved may submit such dispute, controversy or claim to the top executive officer of each party so involved, who shall attempt in good faith to resolve such issues.

           B. If all remaining issues are not resolved within fifteen (15) Business Days after their submission to such Persons, then the parties shall submit any remaining issues to non-binding mediation, to be conducted in Miami, Florida. The parties will select one mediator from an internationally recognized accounting firm that does not perform services for any party involved within ten
(10) Business Days after the failure of such Persons to resolve such issues. If the parties cannot agree on a mediator, one will be selected promptly and jointly by the parties to such dispute, from their respective list of neutral mediators.

           C. Any dispute, controversy or claim continuing between the parties following non-binding mediation, shall be settled in Miami, Florida in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS ("JAMS") by three (3) arbitrators, unless the amount in question is less than Three Million Dollars (US$3,000,000), in which case, there will be only one (1) arbitrator. Where there is conflict between the JAMS rules and this clause, the provisions of this clause shall govern. In the event that there is a procedural rule or other matter not covered herein or in the JAMS rules, Delaware law shall govern.

           D. The arbitrator(s) will be chosen pursuant to Rule 15 of JAMS rules. Each arbitrator shall be an attorney with at least ten (10) years of experience in international commercial law, and shall have knowledge of the laws of the State of Delaware.

           E. All proceedings shall be conducted in English.

           F. The award of arbitrator(s) may be, alternatively or cumulatively, for monetary damages, an order requiring the performance of non-mandatory obligations (including specific performance) or any other appropriate order or remedy. The arbitrator(s) may issue interim awards and order any provisional measures which should be taken to preserve the respective right of any party. The parties may also seek appropriate injunctive relief, where necessary, in any court of competent jurisdiction.

           G. The parties acknowledge and agree that no party shall be responsible for, and each party hereby waives any right that it may have at any time to claim, any consequential, special or punitive damages in connection with this Agreement or any breach or purported breach thereof.

           H. Any monetary award rendered by the arbitrator(s) shall be stated and payable in U.S. dollars and shall be in writing, setting forth the reasons for the award, and shall be the final disposition on the merits. Judgment upon the award rendered may be in any court having jurisdiction, or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Any and all service of process and any other notice in such arbitration, action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on an agent designated in writing by such party with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

           I. The arbitrator(s) shall award to the prevailing party on any claim, as determined by the arbitrator(s), all of its reasonable expenses relating to that claim, including all fees of the arbitrator(s), arbitration fees, travel expenses, out-of-pocket expenses such as attorneys' fees and disbursements relating to that claim. In addition, the prevailing party on a claim shall be awarded interest on any damages incurred for breach or other violation of this Agreement from the date of award until paid in full, at the prevailing statutory rate of interest under the laws of the State of New York. If there are multiple claims at issue, the parties shall submit a statement allocating fees and expenses attributable to each claim. The arbitrator(s) shall provide the same allocation as to the arbitrator(s)' time and fees. Any costs, fees or taxes incident to enforcing an award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

           J. Any decision awarding, or relating to, a claim in excess of Three Million Dollars (US$3,000,000) shall be subject to appeal (the "Appeal") by any party. Appeals shall be submitted to an appeal panel (the "Appeal Panel") and shall be governed by the JAMS Optional Arbitration Appeal Procedure.

           K. The arbitration proceeding will be confidential and the arbitrator(s) will issue appropriate protective orders to safeguard each party's confidential information. Except as required by law, no party will disclose (or instruct the arbitrator(s) to disclose) to any non-participants in the arbitration of the fact, conduct or outcome of the arbitration without the prior written consent of each other party. The existence of any dispute submitted to arbitration will be kept in confidence by the parties, the arbitrator(s) and the Appeal Panel, except as required in connection with enforcement of such award or as otherwise required by applicable law. Any party that fails to observe the confidentiality restrictions in this Agreement shall be subject to the imposition of monetary sanctions by arbitrator(s).

           SECTION 13.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any legal action, suit or proceeding arising out of or relating to any judgment or award obtained pursuant to Section 13.16 hereof (an "Award") may be instituted in any federal or state court of California, U.S.A., and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on an agent designated in writing by such party with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce an Award.

           SECTION 13.18 CONFIDENTIALITY AND NONDISCLOSURE.

           A. No Member shall issue any press release or make any public statement regarding the specific terms of this Agreement or specific events or circumstances which may occur hereafter which is not truthful or not in conformance with instructions from the Executive Committee, where the Executive Committee has determined that such terms, events or circumstances require a uniform response from the Members and has so notified the Members in writing.

           B. The Company has developed and will in the future develop, and some Members have developed and may in the future develop (such Members are hereinafter individually and collectively referred to as the "Disclosing Members"), original concepts and regulatory and business strategies related to the Business, including technical, financial and business information and models, names of potential partners, business plans, market projections, specifications, data, models, reports, memoranda, work, work products and other confidential and proprietary information (the "Confidential Information"). The Confidential Information shall also include information developed by any other Member (such other Members are hereinafter individually and collectively referred to as the "Other Members") containing or based on the Confidential Information created by the Company or any Disclosing Member.

           C. The Confidential Information is non-public, confidential and proprietary, and disclosure of the Confidential Information to third parties would harm the Company or the Disclosing Members, or both, competitively. In order to allow the Other Members to participate in the Company and to effectuate the intent of this Agreement, the Company and the Disclosing Members have made and may continue to make available to the Other Members certain Confidential Information. Each of the Other Members therefore agrees to the following, and agrees to cause its Representatives (as defined below) to abide by the following:

                (i) Without the prior written consent of the Company or the Disclosing Members, depending on whose Confidential Information it is, it will not disclose to any third party, other than to its officers, directors, agents, employees and representatives, including financial and legal advisers, in each case with a need to know (collectively, the "Representatives") any Confidential Information and will cause its Representatives to not disclose to any third party any Confidential Information.

                (ii) It will use the Confidential Information only for the limited purpose of effectuating the intent of this Agreement.

                (iii) The confidentiality obligations of this Section 13.18 shall not, as to any Other Member, extend to any Confidential Information if it can be established by written records that (A) such Other Member possessed such information before it was provided by the Company and the Disclosing Members,
(B) such information is or becomes a matter of public knowledge without such Other Member having breached its obligations under this Section 13.18, (C) such Other Member independently developed such information, or (D) such Other Member received such information from a third party who did not breach a duty of confidentiality in disclosing it.

                (iv) Except with respect to Customer Lists as set forth in
Section 13.18.E hereof, all Confidential Information (including tangible copies and computerized or electronic versions thereof) shall remain the property of the Company and/or the Disclosing Members, as the case may be, depending on which entity developed the Confidential Information. Within 10 days following the receipt of a written request from the Disclosing Members, the Other Members will deliver to the Disclosing Members all tangible materials containing or embodying the Confidential Information of such Disclosing Member, together with a certificate executed by the president or any vice president, or an analogous representative, of such Other Member certifying that all such materials in the Other Member's possession or control have been delivered to the Disclosing Members or have been destroyed (a "Return Certificate"). Where the Confidential Information of a Disclosing Member has been developed based upon the Confidential Information of an Other Member or the Company, then each party shall be entitled to claim as its Confidential Information only the information that it developed. Upon any Member ceasing to be a Member (an "Ex-Member"), such Ex-Member shall immediately return to the Company all tangible materials containing or embodying all Confidential Information of the Company, together with a Return Certificate, except as required for any tax or accounting requirements.

                (v) The Company shall enforce the terms of the Confidentiality Agreements and any Confidential Information disclosed to the parties thereto shall be subject to such Confidentiality Agreements.

           D. Nothing contained in this Section 13.18 shall prohibit any disclosure required by law or by any rules of any applicable securities exchange or national market quotation system.

           E. The Members acknowledge that the customer lists generated by the Company or any Subsidiary of the Company (the "Customer Lists") shall constitute a Company Asset. As a result, the Company shall be free to sell or otherwise transfer its Customer Lists to Third Parties selected by it on such terms as it may determine, provided that, except in the case of Complete Sale, a Sky Deal or a liquidation of the Company or a dissolution of its business, it will not sell or otherwise transfer a Customer List to a Third Party engaged in a Competing Business and, if it makes a Customer List available to a Third Party it shall use it commercially reasonable efforts to impose on such Third Party an obligation not to use such Customer List in a Competing Business. The Company shall have the right to make such Customer List available to any new operator it has the authority to authorize to operate on such terms as it may determine.

           F. With respect to any Affiliate of Hughes that is a Member, its Representatives who receive Confidential Information may not include any officer, director, agent, employee or other Representative of Sky, other than, to the extent otherwise prohibited under this Section 13.18, TNCL.

           SECTION 13.19 VOTING AGREEMENTS. No Member shall enter into any proxy, voting trust or any other agreement (excluding the Master Contribution Agreement) or arrangement requiring such Member to vote its LLC Interest as directed by, or in conjunction with, any other Member or Third Party except as contemplated by the Master Contribution Agreement (a "Voting Agreement"). The Members hereby agree that any such Voting Agreement shall be invalid and non-binding, and shall be deemed a material breach of such Member's obligations under this Agreement. In the event any Member does enter into any Voting Agreement, it shall immediately notify the Company, and the Company and all other Members shall have the right to seek all remedies at law or in equity against the Member that is a party to the Voting Agreement.

           SECTION 13.20 LATE PAYMENTS; INTEREST. Any late payment made by (i) the Hughes Member or any of its Affiliates to the Darlene Member or any of its Affiliates or (ii) the Darlene Member or any of its Affiliates to the Hughes Member or any of its Affiliates under this Agreement shall bear interest at a rate per annum equal to 10% (computed on the basis of a 365-day year and the actual number of days elapsed). Any other amount under this Agreement which bears interest and for which an interest rate is not otherwise specified shall bear interest at a rate per annum equal to 10% (computed on the basis of a 365-day year and the actual number of days elapsed).

           SECTION 13.21 EFFECT ON THE MASTER CONTRIBUTION AGREEMENT. Hughes and the Darlene Member agree that Sections 4.7, 5.1.B, 5.1.C, 5.8, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8 and 6.9 (and the related defined terms used in those sections) shall supersede Sections 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13 and 9.10
(and the related defined terms used in those sections), of the Master Contribution Agreement. Each of Hughes and the Darlene Member hereby agrees that Sections 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13, 9.10 and 9.18 of the Master
Contribution Agreement shall henceforth have no force and effect. Except as expressly provided in this Section 13.21, the Master Contribution Agreement shall continue in full force and effect in accordance with the provisions thereof; provided, however, that each reference to "Section 6.6(b)(ii)(C)" set forth in Section 6.2 of the Master Contribution Agreement shall henceforth be deemed to be a reference to Section 6.5B(ii)(c) of this Agreement. Hughes and the Darlene Member acknowledge that Article II Transactions (as defined in the Master Contribution Agreement) shall have occurred as of the Closing Date.

           SECTION 13.22 SURVIVAL OF PROVISIONS. The provisions of Article VI and this Article XIII shall survive any liquidation of the Company or dissolution of its business except to the extent any such provision therein has terminated pursuant to Section 13.1 hereof.



                            (signature page follows)

           IN WITNESS WHEREOF, the Members hereof and the Company and Hughes have caused this Agreement to be executed as of the date first above written.

                                   DIRECTV LATIN AMERICA, LLC



                                   By:  /s/ James G. Naro
                                      ------------------------------------------
                                      Name:  James G. Naro
                                      Title: Sr. Vice President and General
                                             Counsel

                                   DIRECTV LATIN AMERICA HOLDINGS, INC.



                                   By:  /s/ David W. Baker
                                      ------------------------------------------
                                      Name:  David W. Baker
                                      Title: Vice President

                                   HUGHES ELECTRONICS CORPORATION



                                   By:  /s/ David W. Baker
                                      ------------------------------------------
                                      Name:  David W. Baker
                                      Title: Attorney-in-Fact

                                   DARLENE INVESTMENTS LLC



                                   By:  /s/ Joan Burton Jensen
                                       -----------------------------------------
                                       Name:  Joan Burton Jensen
                                       Title: Director


                                   By:   /s/ Edward Park
                                       -----------------------------------------
                                       Name:  Edward Park
                                       Title: Authorized Signatory

                                     ANNEX A

                        MEMBERS AND PERCENTAGE INTERESTS

         ----------------------------------------------------------------------
         MEMBER                                          PERCENTAGE INTEREST
         ------                                          -------------------
         ----------------------------------------------------------------------
         DIRECTV LATIN AMERICA HOLDINGS, INC                   85.888%
         ----------------------------------------------------------------------

         ----------------------------------------------------------------------
         DARLENE INVESTMENTS LLC                               14.112%
         ----------------------------------------------------------------------

                                     ANNEX B

                           EXECUTIVE COMMITTEE MEMBERS

-------------------------------------------- -----------------------------------
Name                                         Representative of
-------------------------------------------- -----------------------------------

Steven I. Bandel                             Darlene Member
-------------------------------------------- -----------------------------------
Robert D. Lindsay                            Darlene Member
-------------------------------------------- -----------------------------------
Chase Carey                                  Hughes Member
-------------------------------------------- -----------------------------------
Bruce Churchill                              Hughes Member
-------------------------------------------- -----------------------------------
Eddy Hartenstein                             Hughes Member
-------------------------------------------- -----------------------------------
Larry Chapman                                Hughes Member
-------------------------------------------- -----------------------------------





                                      B-1